 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1997
                                                     REGISTRATION NO. 333-36603
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            CELL THERAPEUTICS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
        WASHINGTON                   2384                    91-1533912
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                                ---------------
                      201 ELLIOTT AVENUE WEST, SUITE 400
                           SEATTLE, WASHINGTON 98119
                                (206) 282-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                JAMES A. BIANCO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                           SEATTLE, WASHINGTON 98119
                                (206) 282-7100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                                ---------------
                                  COPIES TO:
         MICHAEL J. KENNEDY                        MARK B. WEEKS
          MICHAEL S. DORF                        CRAIG E. SHERMAN
  BROBECK, PHLEGER & HARRISON LLP                VENTURE LAW GROUP
   SPEAR STREET TOWER, ONE MARKET           A PROFESSIONAL CORPORATION
  SAN FRANCISCO, CALIFORNIA 94105               2800 SAND HILL ROAD
           (415) 442-0900                      MENLO PARK, CA 94025
                                                  (650) 854-4488

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                 PROPOSED       PROPOSED
                                                                 MAXIMUM        MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF               AMOUNT TO      OFFERING PRICE   AGGREGATE    REGISTRATION
        SECURITIES TO BE REGISTERED         BE REGISTERED(1)   PER SHARE(2)  OFFERING PRICE     FEE
--------------------------------------------------------------------------------------------------------
Common Stock, no par value (including
 associated Preferred Stock Purchase
 Rights)..................................  2,300,000 shares     $13.3125     $30,618,750      $9,279
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on September 22, 1997.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
               Subject to Completion, Dated October 6, 1997

                                2,000,000 SHARES

                          [LOGO OF CTI APPEARS HERE]

                            CELL THERAPEUTICS, INC.

                                  COMMON STOCK

                                  -----------

  All of the 2,000,000 shares of Common Stock offered hereby (the "Offering") are being sold by Cell Therapeutics, Inc. ("cti" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CTIC." On October 2, 1997, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $15.44. See "Price Range of Common Stock."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                              Underwriting
                                              Price to        Discounts and      Proceeds to
                                               Public        Commissions(1)      Company(2)
--------------------------------------------------------------------------------------------
Per Share..............................          $                 $                 $
--------------------------------------------------------------------------------------------
Total(3)...............................         $                 $                 $
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. For information regarding indemnification of the Underwriters, see "Underwriting."
2. Before deducting expenses of the Offering payable by the Company, estimated at $450,000.
3. The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
   Public will be $       , the Underwriting Discounts and Commissions will be
   $        and the Proceeds to the Company will be $       . See
   "Underwriting."

                                  -----------

  The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York on or
about October    , 1997.

                                  -----------

UBS SECURITIES

            NATIONSBANC MONTGOMERY SECURITIES, INC.

                                                RAYMOND JAMES & ASSOCIATES, INC.

October   , 1997

                [GRAPHIC SHOWING COMPANY'S TECHNOLOGY PLATFORM]



                               ----------------

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto, contained elsewhere in this Prospectus or incorporated herein by reference. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. As used in this Prospectus, unless otherwise indicated or the context otherwise requires, all references to "cti" or the "Company" include Cell Therapeutics, Inc. and its wholly owned subsidiary, CTI Technologies, Inc., and all references to "Johnson & Johnson" include Johnson & Johnson, Ortho Biotech, Inc., The R.W. Johnson Pharmaceutical Research Institute (a division of Ortho Pharmaceutical Corporation) and Johnson & Johnson Development Corporation, each of which are wholly-owned subsidiaries of Johnson & Johnson, but does not include any other subsidiary of Johnson & Johnson. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

  Cell Therapeutics, Inc. ("cti" or the "Company") focuses on the discovery, development and commercialization of small molecule drugs that selectively regulate the metabolism of oxidized lipids and phospholipids relevant to the treatment of cancer and inflammatory and immune diseases. The Company is conducting three pivotal Phase III clinical trials for its lead product candidate, Lisofylline ("LSF"), which is being developed to prevent or reduce treatment-related toxicities, specifically serious and fatal infections, mucositis and treatment-related mortality, among cancer patients receiving high dose radiation and/or chemotherapy. In November 1996, cti entered into a Collaboration and License Agreement (the "Collaboration Agreement") with Johnson & Johnson for the joint development and commercialization of LSF to prevent or reduce the toxic side effects among cancer patients receiving high dose radiation and/or chemotherapy followed by bone marrow transplantation ("BMT"). In September 1997, Johnson & Johnson exercised an option under the Collaboration Agreement to expand its participation in the development of LSF for treatment of patients with newly diagnosed acute myelogenous leukemia ("AML") undergoing high dose induction chemotherapy.

  In addition to its oncology applications, the Company is also investigating LSF for use as an agent to prevent or reduce the incidence and severity of acute lung injury ("ALI") and mortality among patients requiring mechanical ventilation for respiratory failure for which it expects to begin a pivotal Phase II/III trial in the fourth quarter of 1997. The Company is also developing CT-2584, a novel small molecule drug for the treatment of patients with multidrug (e.g., chemotherapy) resistant cancers, including prostate cancer and sarcomas, for which it expects to begin a Phase II clinical trial in the first quarter of 1998. The Company has devoted substantial resources to building a unique drug discovery platform based on its proprietary technology in oxidized lipid and phospholipid chemistry and believes it can leverage its enabling oxidized lipid and phospholipid technologies to identify development opportunities in other disease states, such as diabetes or cardiovascular disease, where oxidized lipids may be implicated in the pathogenesis or manifestations of such diseases.

 Oncology

  Cancer is the second leading cause of death in the United States, with approximately 1.4 million new cases diagnosed each year. At some point in their disease treatment, 70 percent of all cancer patients will receive radiation therapy and 50 percent of all newly diagnosed cancer patients will receive chemotherapy. Despite their benefits for treating cancer, there are significant limitations of, and complications associated with, radiation and chemotherapy which result in a high rate of treatment failure. The principal causes of cancer treatment failure include treatment-related toxicities, multidrug resistance and tumor resistance to radiation. The Company is focusing its oncology development efforts on a portfolio of drugs that it believes will address the three principal causes of cancer treatment failure: (i) LSF--a supportive care agent being investigated to prevent or reduce the incidence of serious and fatal infections, mucositis (damage to the epithelial cells lining the mouth, stomach and intestinal tract) and treatment-related mortality among cancer patients receiving high dose radiation and/or chemotherapy, (ii) CT-2584--a novel anti-cancer drug in clinical trials for the treatment of patients with multidrug resistant tumors and (iii) tumor sensitizing agents being investigated to enhance sensitivity to radiation among tumors that have deleted or mutated tumor suppressor genes. Additionally the Company may license or acquire agents from third parties which, when used with other cti oncology products, may provide added value to the integrated management of oncologic disease.

  Lisofylline. LSF is a synthetic small molecule drug in three pivotal Phase III clinical trials among cancer patients receiving high dose radiation and/or chemotherapy. Unlike blood cell growth factors or chemotherapy protecting agents, LSF is being developed to prevent or reduce the incidence of serious and fatal infections, mucositis and treatment-related mortality. More than 578 people have participated in over 15 clinical trials of LSF as of September 30, 1997. The Company has completed two Phase II trials for LSF which resulted in a statistically significant reduction in serious and fatal infections following BMT and serious infections following induction chemotherapy for AML. The Company is conducting two pivotal Phase III clinical trials of LSF in patients who require BMT after receiving ablative, or bone marrow destroying, doses of radiation and/or chemotherapy. In addition, the Company has an ongoing pivotal Phase III trial in patients with newly diagnosed AML who receive high dose induction chemotherapy. In the first quarter of 1998, the Company intends to commence a Phase II/III clinical trial of LSF in patients with solid tumors such as head and neck or breast cancers who receive dose-intensive radiation and/or chemotherapy and who are at risk of developing severe mucositis and neutropenic infections. Common to each of these three categories of anti-cancer treatment (ablative, induction and dose-intensive) is the occurrence of neutropenia and the breakdown of the epithelial barrier cells lining the mouth, stomach and intestinal tract, placing patients at a high risk of life threatening infections, severe mucositis and mortality.

  CT-2584. CT-2584 is cti's novel small molecule drug under investigation for the treatment of patients with multidrug resistant cancers, including prostate cancer and sarcomas. The Company has an ongoing Phase I trial, co-sponsored by the Cancer Research Campaign, at the Christie Hospital in the United Kingdom among patients with advanced cancers and a parallel Phase I trial at the Memorial Sloan Kettering Cancer Research Center in the United States for patients with advanced cancers including prostate and ovarian cancer. As of September 30, 1997, 36 patients have been treated with CT-2584 at five different dose levels without exhibiting the bone marrow or gastrointestinal toxicities observed with conventional high dose anti-cancer treatment regimens. Based on the preliminary response rates observed in this trial the Company anticipates initiating a Phase II trial in advanced hormone refractory prostate cancer in the first quarter of 1998.

 Inflammatory Disease

  The Company believes that, in addition to its oncology applications, LSF may be effective as an agent to prevent or reduce the incidence and severity of ALI and mortality among patients requiring mechanical ventilation for respiratory failure. The National Heart, Lung and Blood Institute (the "NHLBI") is sponsoring a pivotal Phase II/III trial of LSF among patients experiencing ALI which is expected to begin in the fourth quarter of 1997.

 Corporate Collaboration

  Under a Collaboration and License Agreement with Johnson & Johnson, cti is responsible for the development of LSF in the United States, and Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses incurred with obtaining regulatory approval for LSF in the United States for BMT and AML indications. The Company and Johnson & Johnson will co-promote LSF in the United States, and each will share equally in any resulting operating profits and losses. Johnson & Johnson has the exclusive right to develop and market LSF, at its own expense, for markets other than the United States and Canada, subject to specified royalty payments to cti. The Company has recorded approximately $19.1 million in equity payments, license fees and development cost reimbursements from Johnson & Johnson as of June 30, 1997. It is currently anticipated that Johnson & Johnson will make an equity investment of approximately $2.0 million in this Offering.

  Cell Therapeutics, Inc. was incorporated in Washington in September 1991. The Company has not received any revenue from the sale of products to date and does not expect to receive revenues from the sale of products for at least the next several years. The Company's executive offices are located at 201 Elliott Avenue West, Seattle, Washington 98119, and its telephone number is (206) 282-7100.

                                ---------------

  cti(R) is a registered trademark of the Company. LSF(TM) is a proprietary trademark of the Company. This Prospectus contains trademarks and service marks of companies other than cti.

                                  THE OFFERING

 Common Stock Offered by the Company..........  2,000,000 shares
 Common Stock Outstanding after this
  Offering....................................  15,063,337 shares(1)
 Use of Proceeds..............................  For general corporate purposes including clinical trials,
                                                other research and development
                                                activities and working capital.
                                                See "Use of Proceeds."
 Nasdaq National Market Symbol................  CTIC

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                             SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,         JUNE 30,
                               ----------------------------  -----------------
                                 1994      1995      1996     1996      1997
                               --------  --------  --------  -------  --------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues.....................  $    --   $    100  $  9,121  $ 3,000  $  5,267
Research and development
 expense.....................    14,368    14,606    16,109    7,397    12,627
General and administrative
 expense.....................     5,283     6,144     7,602    3,527     4,133
                               --------  --------  --------  -------  --------
  Total operating expenses...    19,651    20,750    23,711   10,924    16,760
                               --------  --------  --------  -------  --------
Loss from operations.........   (19,651)  (20,650)  (14,590)  (7,924)  (11,493)
Other income (expense).......       152       658       662      288       977
                               --------  --------  --------  -------  --------
Net loss.....................  $(19,499) $(19,992) $(13,928) $(7,636) $(10,516)
                               ========  ========  ========  =======  ========
Pro forma net loss per
 share(2)....................                      $  (1.69) $ (0.98) $  (0.92)
                                                   ========  =======  ========
Shares used in computation of
 pro forma net loss per
 share.......................                         8,228    7,770    11,452

                                                                                 JUNE 30, 1997
                                                                              ---------------------
                                                                                            AS
                                                                               ACTUAL   ADJUSTED(3)
                                                                              --------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale....................  $ 47,917   $ 76,610
Working capital.............................................................    45,071     73,764
Total assets................................................................    56,490     85,183
Long-term obligations, less current portion.................................     1,389      1,389
Deficit accumulated during development stage................................   (84,684)   (84,684)
Total shareholders' equity..................................................    49,354     78,047

-------
(1) Excludes (i) 1,523,513 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1997 at a weighted average exercise price of $11.86 per share and (ii) 17,070 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1997 at a weighted average exercise price of $24.89 per share.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements incorporated by reference herein.
(3) Adjusted to reflect the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby and receipt by the Company of the estimated net proceeds therefrom, at an assumed public offering price of $15.44 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds."

                                 RISK FACTORS

  Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. When used in this Prospectus, the words "believes," "anticipates," "expects," "intends" and other predictive, interpretive and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

  Dependence on Single Drug Candidate. The Company is conducting three pivotal Phase III clinical trials for its lead product candidate, LSF. There can be no assurance that such Phase III trials will be successfully completed, that further clinical studies will not be needed or that any such clinical trials will lead to product approval by the United States Food and Drug Administration (the "FDA"). Furthermore, there can be no assurance that the Company will be successful in its efforts to develop LSF for any indications. The remainder of the Company's drug candidates are still in research and development, preclinical trials or clinical trials. Any additional product candidates will require significant research, development, preclinical and clinical testing, regulatory approval and commitments of resources prior to commercialization. The Company is, therefore, dependent on the successful completion of its pivotal Phase III trials and obtaining regulatory approval of LSF to generate revenues while it continues the research, development and regulatory approval processes for its other drug candidates. Although the Company is currently seeking to develop other drug candidates and to expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion. If LSF does not successfully complete clinical testing and meet applicable regulatory requirements, or is not successfully manufactured or marketed, the Company may not have the financial resources to continue research and development of other product candidates. The failure to successfully develop, manufacture or market LSF would have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. See "--No Assurance of FDA Approval; Comprehensive Government Regulations" and "Business--Products Under Development."

  No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials. The Company has no products commercially available for sale and does not expect to have any products commercially available for sale for at least the next several years, if ever. The time frame for achievement of market introduction for any potential product is long and uncertain. Two of the Company's product candidates, LSF and CT-2584, are currently in clinical trials for certain indications. However, the results obtained to date in preclinical and clinical studies of LSF and in preclinical studies and preliminary clinical trials of CT-2584 are not necessarily indicative of results that will be obtained during future clinical testing. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. In addition, data obtained from clinical trials are susceptible to varying interpretations. There can be no assurance that the Company and its collaborators will agree on the interpretation of the Company's future clinical trial results or that the Company's clinical trials will demonstrate sufficient terms of safety and efficacy necessary to obtain the requisite regulatory clearance or will result in marketable products.

  The Company's research and development programs for products other than LSF and CT-2584 are at an early stage of development. Preclinical in vitro and animal studies are not necessarily indicative of results that may be obtained during human clinical testing. Many potential therapeutic products indicate positive preclinical results which are not subsequently reproduced in humans. Any additional product candidates will require significant research, development, preclinical and clinical testing, regulatory approval and commitments of resources prior to commercialization. There can be no assurance that the Company's research will lead to the discovery of additional product candidates or that LSF, CT-2584 or any other products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully or profitably marketed. There can be no assurance as to the extent to which any products developed by cti will be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients or third-party payors.

  The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. There can be no assurance that the Company will be able to submit a New Drug Application ("NDA") as scheduled if clinical trials are completed, or that any such application will be reviewed and cleared by the FDA in a timely manner, or at all.

  There can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicology studies or clinical trials of the Company's potential products. The appearance of any such unacceptable toxicities or side effects in toxicology studies or clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's potential products and could ultimately prevent their clearance by the FDA or foreign regulatory authorities for any or all targeted indications. Even after being cleared by the FDA or foreign regulatory authorities, a product may later be shown to be unsafe or to not have its purported effect, thereby preventing widespread use or requiring withdrawal from the market. There can be no assurance that any potential products under development by the Company will be safe or effective when administered to patients.

  Reliance on Relationship with Johnson & Johnson. The Company is dependent on the future payments from Johnson & Johnson to continue the development and commercialization of LSF as presently planned. Under the terms of the Collaboration Agreement between Johnson & Johnson and the Company, Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses in the United States incurred in connection with obtaining regulatory approval for LSF for the prevention or reduction of the toxic side effects among cancer patients receiving high dose radiation and/or chemotherapy followed by BMT and the treatment of patients with newly diagnosed AML undergoing high dose chemotherapy. Johnson & Johnson will be responsible for obtaining regulatory approval for LSF outside of the United States and Canada at its own expense. Although cti and Johnson & Johnson will co-promote LSF in the United States, Johnson & Johnson will have primary responsibility for commercializing LSF. There can be no assurance that Johnson & Johnson will be able to establish effective sales and distribution capabilities or will be successful in gaining market acceptance for LSF or that Johnson & Johnson will devote sufficient resources to the commercialization of products under the Collaboration Agreement. If Johnson & Johnson did not continue its participation in the development and commercialization of LSF, the Company would not be able to continue the development of LSF as presently planned which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations.

  Although Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses incurred with obtaining regulatory approval in the United States for the BMT and AML indications, Johnson & Johnson may terminate the Collaboration Agreement at any time based upon material safety or tolerability issues related to LSF upon 30 days notice, and for any reason after November 8, 1997, subject to a six month notice period. Johnson & Johnson would have no further obligation to fund cti's development expenses related to LSF following such termination. However, the financial and other obligations of Johnson & Johnson (aside from Johnson & Johnson's obligation to make additional payments to, and equity investments in, cti if certain development milestones are achieved after the notice date) would continue during such six month notice period. If Johnson &

Johnson were to terminate its participation in the Collaboration Agreement, the Company would not be able to continue the development of LSF as presently planned which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. If adequate funds were not then available from other sources, the Company would be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities or seek to obtain funds through arrangements with collaborative partners or others on terms which may be less favorable to cti than the Collaboration Agreement. See "--Need for Substantial Additional Funds."

  Ability to Protect Intellectual Property. The Company's success will depend in part on its ability to obtain patent protection for its products and technologies in the United States and other countries, effectively preserve its trade secrets, enforce its rights against third parties which may infringe on its technology and operate without infringing on the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology or pharmaceutical patents, or their enforceability, cannot be predicted. The Company intends to file applications as appropriate for patents covering both its products and processes. There can be no assurance that any patents will issue from any present or future applications or, if patents do issue, that such patents will be issued on a timely basis or that claims allowed on issued patents will be sufficient to protect the Company's technology. In addition, there can be no assurance that the patents issued to cti will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company. There can be no assurance that patents issued to the Company currently or in the future will effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

  The commercial success of the Company will also depend in part on the Company's neither infringing the patents or proprietary rights of third parties nor breaching any technological licenses which relate to the Company's technologies and potential products. In general, the development of therapeutic products is intensely competitive and many pharmaceutical companies, biotechnology companies, universities and research institutions have filed and will continue to file patent applications and receive patents in this field. If patents are issued to other entities that contain competitive or conflicting claims with respect to technology pursued by cti and such claims are ultimately determined to be valid, no assurance can be given that cti will be able to obtain licenses to these patents at a reasonable cost or develop or obtain alternative technology or compounds. In such case, the Company could be precluded from using technology that is the subject matter of such patents, which could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. There has been significant litigation in the pharmaceutical and biotechnology industry regarding patents and other proprietary rights, and although the Company is not currently engaged in litigation regarding intellectual property matters, from time to time the Company sends and receives communications to and from third parties regarding such matters. In order to enforce any patents issued to the Company or determine the scope, validity or priority of other parties' proprietary rights, the Company may have to engage in litigation or interference or other administrative proceedings, which would result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in litigation or interference or other administrative proceedings, regardless of the merits of such claims. No assurance can be given that any necessary licenses can be obtained on commercially reasonable terms, or at all. Should litigation or interference or other administrative proceedings with respect to any such claims commence, such litigation or interference or other administrative proceedings could be extremely costly and time consuming and could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations, regardless of the outcome of such litigation or interference or other administrative proceedings.

  The Company has seven issued patents covering the pharmaceutical composition, commercial manufacturing process and oncology and anti-inflammatory uses of LSF in the United States. The Company is aware of a patent belonging to third parties that could be interpreted to compromise the Company's freedom to sell LSF in the United States for certain non-oncology applications. The Company believes, upon the advice of its patent counsel, that any such interpretation is relevant only in connection with the Company's use of LSF in preventing lung injury following traumatic injury (such as acute lung injury and Acute Respiratory Distress Syndrome) or sepsis and, irrespective of such interpretation, that the Company's planned manufacture, sale or use of LSF as described in this Prospectus does not infringe any valid claim of such third party patent. If such third party patent rights were interpreted to limit the use of LSF, the Company could be required to obtain a license from such parties. There can be no assurance that any such license would be available to the Company upon reasonably acceptable terms, if at all. If the Company were so required to obtain a license from such parties, the inability of the Company to obtain such a license on reasonably acceptable terms would have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations. The Company could also face significant costs associated with any litigation relating to such patent.

  In order to protect its proprietary technology and processes, cti also relies on confidentiality and material transfer agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for such a breach or that the Company's trade secrets will not otherwise become known or independently discovered by competitors. See "Business-- Patents and Proprietary Rights."

  Technological Uncertainty and Medical Advances. The Company currently relies exclusively upon its lipid-based technology for the discovery, development and commercialization of drugs for the treatment of cancer and inflammatory and immune diseases. To date, the Company's resources have been dedicated primarily to the research and development of potential pharmaceutical products that the Company believes regulate the production and/or degradation of oxidized lipids such as hydroperoxyoctadecadienoic acids ("HPODEs") or phospholipids such as phosphatidic acids ("PAs"). The physiology of cancer, inflammatory and immune disease is complex, and the roles of HPODEs and PAs, and the stress-activated pathways ("SAPs") which they appear to activate, are not fully known. Although preclinical and clinical data to date suggest that the species of HPODEs and PAs targeted by the Company's products under development play an important role in the cellular inflammatory and injurious response to cell-damaging stimuli such as radiation, chemotherapy and oxidative injury, there can be no assurance that the Company's therapeutic approaches are correct or that its drug candidates will be proven safe or effective. The Company believes that the elevation and production of HPODEs and PAs and the activation of SAPs do not appear to be primarily utilized for normal cellular processes, and that the Company's drug candidates will not substantially interfere with normal cellular processes at therapeutically relevant levels. There can be no assurance that the HPODEs, PAs or SAPs believed to be targeted by the Company's drug candidates do not serve a currently unidentified beneficial purpose which might be adversely affected by the mechanism of action of the Company's drug candidates. No assurance can be given that unforeseen problems will not develop with the Company's technologies or applications, or that commercial products will ultimately be developed by cti. There can be no assurance that research and discoveries by others will not render some or all of cti's programs or products noncompetitive or obsolete or that the Company will be able to keep pace with technological developments or other market factors. Technological changes or medical advancements could diminish or eliminate the commercial viability of the Company's focus on cell membrane lipids in regulating cellular processes. The failure to commercialize such products would have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations.

  History and Continuation of Losses; Development Stage Company. The Company is a development stage company which currently has no sources of operating revenues and has incurred net operating losses since its inception. As of June 30, 1997, the Company had an accumulated deficit of approximately $84.7 million. Such losses have resulted principally from costs incurred in research, development, clinical trials and general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue at increasing levels for at least the next several years as its research, product development, clinical testing and marketing activities expand, and does not expect to receive revenues from the sale of products for at least the next several years, if ever. The Company is working on a number of costly long-term development projects which involve experimental and unproven technology and which may ultimately prove unsuccessful. In addition, since cti does not currently have any marketable products, it expects to incur substantial operating losses for a number of years. The amount of net losses and the time required by the Company to reach profitability are highly uncertain. There can be no assurance that the Company will be able to develop additional revenue sources or that its operations will ever become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Need for Substantial Additional Funds. To date, the Company's operations have been funded primarily through the sale of equity securities, which has raised aggregate net proceeds of approximately $132.8 million as of June 30, 1997. The Company expects that its revenue sources for at least the next several years will consist primarily of future expense reimbursements and milestone payments under its collaboration agreements with Johnson & Johnson and with an affiliate of BioChem Pharma, Inc. ("BioChem Pharma"), and interest income. The Company will require substantial additional funds to conduct its existing and planned preclinical and clinical trials, to establish manufacturing and marketing capabilities for any products it may develop and to continue research and development activities. The Company expects that its existing capital resources and the interest earned thereon, combined with anticipated funding from Johnson & Johnson under the Collaboration Agreement and the proceeds from this Offering will enable the Company to maintain its current and planned operations at least through the middle of 1999. The Company will need to raise substantial additional capital to fund its operations beyond such time. See "--Reliance on Relationship with Johnson & Johnson," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Collaborations."

  The Company's future capital requirements will depend on, and could increase as a result of, many factors, including: the continuation of the Company's collaboration with Johnson & Johnson; continued scientific progress in its research and development programs; the magnitude and scope of such programs; the terms of any additional collaborative arrangements that the Company may enter into; the progress of preclinical and clinical testing; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims; competing technological and market developments; changes in collaborative relationships; the ability of the Company to establish research, development and commercialization arrangements pertaining to products other than those covered by existing collaborative arrangements; the cost of establishing manufacturing facilities; the cost of commercialization activities; and the demand for the Company's products if and when approved.

  The Company intends to raise additional funds through additional equity or debt financings, research and development financings, collaborative relationships, or otherwise. The Company may engage in these capital raising activities even if it does not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available to cti or, if available, that it will be on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to existing shareholders may result. If adequate funds are not available, cti may be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities. If the Company seeks to obtain funds through arrangements with collaborative partners or others such partners may require cti to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  No Assurance of FDA Approval; Comprehensive Government
Regulation. Regulatory approval to market human therapeutics must be obtained from the FDA and comparable health authorities in foreign countries and, to a lesser extent, by state and local regulatory authorities in the United States. This process requires lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures, which must establish that such therapeutics are safe and efficacious. Obtaining regulatory approval to market drugs typically takes one or more years after the completion of clinical trials and the filing of an NDA, with no assurance that such approval will ever be obtained. The time involved for regulatory review varies substantially based upon the type, complexity and novelty of the drug. In addition, delays or rejections may be encountered based upon existing and changing policies of regulatory authorities for drug approval during the period of drug development and regulatory review of each submitted NDA. The results obtained in preclinical and early clinical studies are not necessarily indicative of results that will be obtained during future clinical testing. There can be no assurance that the results obtained by the Company to date will continue as testing and trials progress or that the Company's products will ever be approved for commercial sale by the FDA or other regulatory authorities.

  In addition to the substantial time commitment required, the regulatory process, which includes preclinical testing and clinical trials of each compound to establish its safety and efficacy, requires the expenditure of substantial resources. Preclinical studies must be conducted in conformity with the FDA's current Good Laboratory Practices ("GLP"). Clinical trials must meet requirements for institutional review board oversight and informed consent, as well as FDA prior review and acceptance of Investigational New Drug applications ("IND"), continued FDA oversight and current Good Clinical Practices ("GCP"). The Company's experience in conducting clinical trials is limited. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Furthermore, studies conducted with alternative designs or alternative patient populations could produce results which vary from those obtained by the Company. There can be no assurance that the Company's data or its interpretation of its data will be accepted by governmental regulators, the medical community or the Company's collaborators. See "--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials."

  Government regulation also affects the manufacture and marketing of pharmaceutical drug products. Any future FDA or other governmental approval of drug products developed by cti may entail significant limitations on the indicated uses for which such products may be marketed. Approved drug products will be subject to additional testing and surveillance programs required by the regulatory agencies. For example, the Company will be obligated to report certain adverse reactions, if any, to the FDA. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions or criminal proceedings. In the event that cti were to manufacture therapeutic products, cti would be required to adhere to applicable standards for current Good Manufacturing Practices ("GMP") prescribed by the FDA, engage in extensive record keeping and reporting, and submit its manufacturing facilities to periodic inspections by state and federal agencies, including the FDA, and comparable agencies in other countries. In the event that third parties were to manufacture cti's therapeutic products, cti would be required to obtain FDA approval for such manufacture (or any change in manufacturer), and those third party manufacturers would also be required to adhere to GMP requirements.

  The effect of government regulation may be to considerably delay or prevent the marketing of any product that cti may develop and/or to impose costly procedures upon cti's activities, the result of which may be to furnish an advantage to its competitors. There can be no assurance that regulatory approval for any products developed by cti will be granted on a timely basis or at all. Any such delay in obtaining or failure to obtain such approvals would adversely affect cti's ability to market the proposed products and earn product revenue. The Company is unable to predict the extent and impact of regulation resulting from future federal, state or local legislation or administrative actions, or whether such government regulation may have a material adverse effect on cti.

  Outside the United States, the Company's ability to market a product is contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union ("EU") certain registration procedures are available to companies wishing to market a product in more than one EU member state. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

  Substantial Competition. The Company faces substantial competition from a variety of sources, both direct and indirect. The Company faces direct competition from many companies focusing on areas such as cell signal transduction, surface receptor technology, transcription factors and gene therapies. There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, engaged more generally in developing synthetic pharmaceutical and biotechnological products for the same therapeutic applications as those which are the subject of the Company's research and development efforts. In some instances, such products have already entered clinical trials or received approval from the FDA. In addition, many of these competitors have significantly greater experience than cti in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. The Company also competes with companies that have substantially greater capital resources and research and development, manufacturing, marketing and sales capabilities. Moreover, certain academic institutions, governmental agencies and other public and private research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and compete with the Company in recruiting highly qualified scientific personnel. Other companies may succeed in developing products that are more effective or less costly than any that may be developed by cti and may also prove to be more successful than cti at marketing such products. Competition may increase further as a result of the potential advances in the commercial applicability of genetic engineering technologies and organic chemistry. There can be no assurance that the Company's competitors will not develop more effective or more affordable products or achieve earlier patent protection or product commercialization than cti. See "Business--Competition."

  Reliance on Third Party Manufacturers; Manufacture of Products in Commercial Quantities. The manufacturing of sufficient quantities of new drugs is a time consuming, complex and unpredictable process. The Company currently has no internal facilities for the manufacture of any of its products for clinical or commercial production. The Company currently relies on one third party, ChiRex, Ltd. ("ChiRex"), to manufacture LSF for preclinical testing and clinical trials. The Company's manufacture and supply agreement with ChiRex provides for the manufacture and supply of LSF bulk drug and corresponding intermediate compounds for the Company's requirements for ongoing and future clinical trials and commercial requirements during product launch and commercialization. Under the terms of the Collaboration Agreement with Johnson & Johnson, the Company will be responsible for the manufacture of LSF for development and commercialization purposes until November 8, 1999. Thereafter, Johnson & Johnson will assume responsibility for the manufacture of LSF. However, Johnson & Johnson may elect to assume responsibility for the manufacture of LSF at any time prior to such date. LSF has never been manufactured on a commercial scale, and no assurance can be given that the Company, together with Johnson & Johnson will be able to make the transition to commercial production. The Company has recently entered into an agreement with a third party vendor to furnish CT-2584 bulk drug substance for future clinical studies. The Company may need to develop additional manufacturing resources, or may seek to enter into collaborative arrangements with other parties which have established manufacturing capabilities or may elect to have other third parties manufacture its products on a contract basis. All manufacturing facilities must comply with applicable regulations of the FDA. The Company has established a quality control and quality assurance program, including a set of standard operating procedures and specifications, designed to ensure that the Company's products are manufactured in accordance with current GMP and other applicable domestic and foreign regulations. However, the Company is dependent upon Johnson & Johnson and contract manufacturers including ChiRex to comply with such procedures and regulations. There can be no assurance that Johnson & Johnson or these contract manufacturers will meet the Company's requirements for quality, quantity or timeliness. See "Business--Competition."

  Absence of Sales and Marketing Organization. The Company has no experience in marketing, sales or distribution. To directly market any of its potential products, the Company must obtain access to marketing and sales forces with technical expertise and with supporting distribution capability. To this end, the Company has entered into a collaboration with Johnson & Johnson which permits cti to co-promote LSF with Johnson & Johnson in the United States while providing that Johnson & Johnson will have primary responsibility for commercializing LSF. If the Company develops additional products with commercial potential outside of the Johnson & Johnson collaboration, cti may need to develop marketing and additional sales resources, may seek to enter into collaborative arrangements with other parties which have established marketing and sales capabilities or may choose to pursue the commercialization of such products on its own. There can be no assurance that the Company, Johnson & Johnson or any other third parties with whom the Company may enter into any commercialization arrangements will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for the Company's products.

  The successful commercialization of the Company's products in certain markets will be dependent, among other things, on the establishment of commercial arrangements with others in such markets. Such arrangements could include the granting of marketing or other rights to third parties in exchange for royalties, milestone development payments or other payments. There can be no assurance that any such additional arrangements will be established. If the Company is not able to establish such arrangements it would encounter delays in introducing its products into certain markets. While the Company believes that parties to any such arrangements will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources they devote to these activities will not be within the Company's control. There can be no assurance that the Company will enter into any such arrangements on acceptable terms or that any such parties will perform their obligations as expected or that any revenue will be derived from such arrangements. See "Business--Marketing."

  Management of Growth. The Company has recently experienced, and expects to continue to experience, significant growth in the number of its employees and the scope of its operations. This growth has placed, and may continue to place, a significant strain on the Company's management and operations. The Company's ability to manage effectively such growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems and to expand, train and manage its employee base. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. In addition, if cti reaches the point where its activities require additional expertise in clinical testing, in obtaining regulatory approvals, and in production and marketing, there will be increased demands on cti's resources and infrastructure. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that its systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to exploit opportunities for the Company's products or proprietary technology. There can be no assurance that the Company will be successful in adding technical personnel as needed to meet the staffing requirements of the Company's collaboration with Johnson & Johnson or any additional collaborative relationships into which the Company may enter. An inability to manage growth, if any, could have a material adverse effect on the Company's business, prospects, financial condition, liquidity and results of operations.

  Attraction and Retention of Key Employees and Consultants. The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might impede the achievement of research and development objectives. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to cti's success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. Although cti believes it will be successful in attracting and retaining skilled and experienced scientific and technical personnel, there can be no assurance that cti will be able to attract and retain such personnel on acceptable terms. Loss of the services of, or the failure to recruit, key managerial and scientific and technical personnel could have a material adverse effect on cti's research and product development programs, as well as its business, financial condition and results of operations. In addition, cti relies on consultants and advisors, including its scientific and clinical advisors, to assist the Company in formulating its research and development strategy. All of cti's consultants and advisors are employed by employers other than the Company or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company. See "Business--Human Resources" and "Management."

  Product Liability; Potential Difficulty of Obtaining Insurance. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human pharmaceutical products. Although the Company is insured against such risks up to a $20 million annual aggregate limit in connection with human clinical trials, there can be no assurance that the Company's present clinical trials liability insurance coverage is adequate or that the Company will be able to maintain such insurance on acceptable terms. The Company has no products commercially available for sale and has not procured product liability insurance covering claims in connection with commercially marketed products. There can be no assurance that the Company will be able to obtain comparable insurance on commercially reasonable terms if and when it commences the commercial marketing of any products or that such insurance will provide adequate coverage against potential liabilities. In addition, there can be no assurance that any collaborators and licensees of the Company will agree to indemnify the Company from, be adequately insured against or have a sufficient net worth to protect the Company from product liability claims. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company and may prevent the Company from obtaining adequate product liability insurance in the future on commercially reasonable terms.

  Uncertainty of Pharmaceutical Pricing and Reimbursement. Sales of cti's proposed products will be dependent in part on the availability and extent of reimbursement for the cost of such products and related treatments from third-party health care payors, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new medical products and services and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. If cti succeeds in bringing any of its proposed products to the market, there can be no assurance that any such products will be considered cost-effective or that third-party reimbursement will be available or will be sufficient to enable cti to sell its proposed products on a competitive basis and to maintain price levels sufficient to realize an appropriate return on its investment in product development. If adequate coverage and reimbursement levels are not provided by government and other third-party payors, the market acceptance of cti's products would be adversely affected. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to cti before or after any of the Company's proposed products are approved for marketing. While cti cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on cti's business, financial condition and results of operations.

  No Assurance of Market Acceptance. There can be no assurance that the Company's drug candidates, if approved by the FDA and other regulatory agencies, will achieve market acceptance. The degree of market acceptance will depend on a number of factors, including the receipt and timing of regulatory approvals, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and successfully market its drug candidates even if they perform successfully in clinical applications. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any therapeutic products that may be developed by the Company.

  Use of Hazardous Materials. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability not covered by insurance could exceed the resources of the Company.

  Concentration of Ownership. Upon completion of this Offering, directors and officers of cti, and their affiliates, will beneficially own in the aggregate 2,380,128 shares of the Company's Common Stock (including shares of Common Stock subject to options or warrants exercisable or convertible within 60 days of September 30, 1997), representing approximately 15.4 percent of the voting power of the Company's outstanding securities. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Shareholders."

  Possible Volatility of Stock Price. The market price for securities of biopharmaceutical and biotechnology companies, including that of cti, historically have been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors that may have a significant impact on the market price and marketability of the Company's Common Stock include: announcements of technological innovations or new commercial therapeutic products by the Company, its collaborative partners or the Company's present or potential competitors; announcements by the Company or others of results of preclinical testing and clinical trials; developments or disputes concerning patent or other proprietary rights; developments in the Company's relationships with Johnson & Johnson or future collaborative partners; acquisitions; litigation; adverse legislation; changes in governmental regulation, third party reimbursement policies, or the status of the Company's regulatory approvals or applications; changes in earnings; changes in securities analysts' recommendations; changes in health care policies and practices; economic and other external factors; period-to-period fluctuations in financial results of the Company and general market conditions. Fluctuations in the trading price or liquidity of the Company's Common Stock may adversely effect the Company's ability to raise capital through future equity financing.

  Shares Available for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements ("Lock-Ups") under which the holders of 4,410,846 shares have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the date of this Prospectus without the prior written consent of UBS Securities LLC. In its sole discretion and at any time without notice, UBS Securities LLC may release all or any portion of the shares subject to Lock-Ups. While a majority of the shares of Common Stock outstanding at September 30, 1997 will be freely tradeable without restriction or further registration under the Securities Act following the Lock-Up period,
(i) 3,667,584 shares currently owned by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), and (ii) 1,165,785 additional shares, generally may be sold only in compliance with the volume limitations and other provisions of Rule 144. The Company has registered 2,615,720 shares of Common Stock reserved for issuance under the Company's 1994 Equity Incentive Plan and 1996 Employee Stock Purchase Plan as of the date of this Prospectus. Pursuant to certain registration rights, the Company intends to file a resale registration statement with respect to 2,861,037 shares during or promptly after the Offering. The holders of such shares are: International Biotechnology Trust plc (1,108,156 shares), Kummell Investments Limited (1,287,456 shares), Johnson & Johnson Development Corporation (443,262 shares) and Strategic Healthcare Investment Fund (22,163 shares). Each of these holders, other than Strategic Healthcare Investment Fund, has signed a Lock-Up. Upon effectiveness of such resale registration statement, all of such shares will be freely tradeable without registration, subject to the Lock-Ups. In addition, the holders of approximately 1,854,716 shares of Common Stock and 17,070 warrants exercisable for shares of Common Stock, outstanding as of September 30, 1997, will be entitled to certain registration rights. Sales of a large number of such shares in the public market could have a material adverse effect on the market price of the Company's Common Stock. See "Underwriting."

  Anti-Takeover Provisions; Possible Issuance of Preferred Stock; Rights
Plan. The Company's Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, cti. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, shares of the Company's preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of cti. The Company has no present plans to issue any shares of preferred stock. In addition, the Company has adopted a shareholder rights plan that, along with certain provisions of the Company's Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $28.7 million ($33.0 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $15.44 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company intends to use the net proceeds of this Offering for general corporate purposes which include funding its expanded research and development activities with respect to the Company's LSF and CT-2584 programs and expanding its drug discovery efforts by applying its enabling technology to other potential therapeutic areas, such as diabetes and cardiovascular disease. These expenditures will include preclinical testing, clinical trials and process development and pre-commercialization activities relating to LSF. The amounts actually expended for research and development activities and the timing of such expenditures will depend upon numerous factors, including the progress of the Company's research and development programs, the results of preclinical and clinical trials, the timing of regulatory submissions and approvals (if any), technological advances, determinations as to the commercial potential of the Company's compounds, and the status and timing of competitive products. The amount of expenditures will also depend upon the continued participation of Johnson & Johnson in the Collaboration Agreement, the timing and availability of alternative methods of financing the Company's research and development activities and preclinical and clinical trials, and the establishment of collaborative agreements with other companies. In addition, the Company's research and development expenditures will vary as product development programs are added, expanded or discontinued. A variety of other factors, some of which are beyond the Company's control, could also affect the application of the proceeds.

  The balance of the net proceeds of this Offering is expected to be used to improve facilities, to purchase capital equipment and for general corporate purposes. The Company has not identified precisely the amount it plans to spend on these specific programs or the timing of such expenditures. Pending such uses, the Company intends to invest the net proceeds from this Offering in United States government obligations and other highly rated liquid debt instruments. The Company may also from time to time consider the acquisition of other companies, technologies or products that complement the business of the Company, although no agreements or understandings are in effect with respect to any such transactions at this time. See "Risk Factors--Need for Substantial Additional Funds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                JJDC INVESTMENT

  It is currently anticipated that Johnson & Johnson Development Corporation ("JJDC"), an affiliate of one of the Company's collaborative partners and an existing shareholder, will purchase from the Underwriters shares of Common Stock having an aggregate purchase price of approximately $2.0 million (the "JJDC Investment"). All of such shares will be registered and will be purchased at the per share Price to Public set forth on the cover of this Prospectus. At an assumed offering price of $15.44 per share, JJDC would purchase an aggregate of 129,555 shares of Common Stock. The Underwriters will not receive underwriting discounts or commissions on the JJDC Investment. JJDC has agreed with the Company and the Underwriters that it will not sell or otherwise dispose of any shares held by it, including shares purchased in the JJDC Investment, until 90 days after the closing of the Offering. See "Business--Collaborations" and "Underwriting."

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock commenced trading on the Nasdaq National Market under the symbol "CTIC" on March 21, 1997. The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                                HIGH    LOW
                                                                ----    ----
     1997
     Fourth Quarter (through October 2, 1997).................. $15 1/2 $14 7/8
     Third Quarter.............................................  16 1/4  10 5/8
     Second Quarter............................................  13 5/8   7 5/8
     First Quarter (commencing March 21, 1997).................  10 7/8  10

  The last reported sale price of the Common Stock on the Nasdaq National Market on October 2, 1997 was $15.44 per share. At September 30, 1997, there were approximately 534 shareholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends on its capital stock since its inception. The Company currently intends to retain all of its cash and any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth, at June 30, 1997, (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby and receipt by the Company of the estimated net proceeds therefrom, at an estimated public offering price of $15.44 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                         JUNE 30, 1997
                                                      ---------------------
                                                       ACTUAL   AS ADJUSTED
                                                      --------  -----------
                                                           (in thousands)
Long-term obligations, less current portion.......... $  1,389   $  1,389
Shareholders' equity:
  Preferred stock, 10,000,000 shares authorized (of
   which 100,000 shares have been designated as
   Series C Preferred Stock, no par value); no shares
   issued and outstanding, actual and as adjusted....      --         --
  Common Stock, no par value, 100,000,000 shares
   authorized; 13,028,377 shares issued and
   outstanding, actual; 15,028,377 shares issued and
   outstanding, as adjusted(1).......................  134,038    162,731
  Deficit accumulated during development stage.......  (84,684)   (84,684)
                                                      --------   --------
    Total shareholders' equity.......................   49,354     78,047
                                                      --------   --------
    Total capitalization............................. $ 50,743   $ 79,436
                                                      ========   ========

--------
(1) Excludes (i) 1,349,085 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997 at a weighted average exercise price of $11.75 per share and (ii) 77,907 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1997 at a weighted average exercise price of $19.12 per share.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below with respect to the Company's consolidated statement of operations for each of the three years in the period ended December 31, 1996 and with respect to the consolidated balance sheets at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company incorporated by reference in this Prospectus that have been audited by Ernst & Young LLP, independent auditors, and is qualified by reference to such financial statements and the notes related thereto. The consolidated balance sheet data at December 31, 1992, 1993 and 1994 and the consolidated statements of operations data for the years ended December 31, 1992 and 1993 are derived from audited financial statements of the Company not included or incorporated by reference in this Prospectus. The consolidated statement of operations data for the six months ended June 30, 1996 and June 30, 1997 and the consolidated balance sheet data at June 30, 1997 are derived from unaudited consolidated financial statements incorporated by reference in this Prospectus. The unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management contain all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position at such date and the results of operations for such periods. The historical results are not necessarily indicative of the results of operations to be expected for the entire year. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto and other financial information incorporated by reference herein.

                                                                           SIX MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,                    JUNE 30,
                          -----------------------------------------------  -----------------
                           1992      1993      1994      1995      1996     1996      1997
                          -------  --------  --------  --------  --------  -------  --------
                                       (in thousands, except per share data)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenues:
  Collaboration
   agreements...........  $   --   $    --   $    --   $    100  $  9,121  $ 3,000  $  5,267
Operating expenses:
  Research and
   development..........    3,926    11,862    14,368    14,606    16,109    7,397    12,627
  General and
   administrative.......    1,661     4,052     5,283     6,144     7,602    3,527     4,133
                          -------  --------  --------  --------  --------  -------  --------
   Total operating
    expenses............    5,587    15,914    19,651    20,750    23,711   10,924    16,760
                          -------  --------  --------  --------  --------  -------  --------
Loss from operations....   (5,587)  (15,914)  (19,651)  (20,650)  (14,590)  (7,924)  (11,493)
Other income (expense):
  Investment income.....      292       723       616     1,167     1,174      547     1,182
  Interest expense......      (29)     (137)     (464)     (509)     (512)    (259)     (205)
                          -------  --------  --------  --------  --------  -------  --------
Net loss................  $(5,324) $(15,328) $(19,499) $(19,992) $(13,928) $(7,636) $(10,516)
                          =======  ========  ========  ========  ========  =======  ========
Pro forma net loss per
 share(1)...............                                         $  (1.69) $ (0.98) $  (0.92)
                                                                 ========  =======  ========
Shares used in
 computation of
 pro forma net loss per
 share..................                                            8,228    7,770    11,452

                                        DECEMBER 31,
                         -----------------------------------------------  JUNE 30,
                          1992      1993      1994      1995      1996      1997
                         -------  --------  --------  --------  --------  --------
                                            (in thousands)
CONSOLIDATED BALANCE
 SHEETS DATA:
Cash, cash equivalents
 and securities
 available-for-sale..... $28,648  $ 27,452  $  9,131  $ 21,906  $ 30,987  $ 47,917
Working capital.........  27,563    23,387     4,094    18,342    26,300    45,071
Total assets............  33,422    35,230    17,278    28,048    37,002    56,490
Long-term obligations,
 less current portion...     319     3,635     2,620     2,606     2,005     1,389
Deficit accumulated
 during development
 stage..................  (5,324)  (20,652)  (40,151)  (60,119)  (74,083)  (84,684)
Total shareholders'
 equity.................  31,851    28,848    10,051    21,858    30,054    49,354

-------
(1) See Note 1 of Notes to Consolidated Financial Statements, incorporated by reference herein, for information concerning the computation of pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. When used in this Prospectus, the words "believes," "anticipates," "expects," "intends" and other predictive, interpretive and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Risk Factors," as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW

  Since commencement of operations in 1992, the Company has been engaged in research and development activities, including conducting preclinical studies and clinical trials, and recruiting its scientific and management personnel, establishing laboratory facilities and raising capital. The Company has not received any revenue from the sale of products to date and does not expect to receive revenues from the sale of products for at least the next several years.

  In the fourth quarter of 1995, the Company began to receive revenue under a collaboration agreement with BioChem Pharma, and in the fourth quarter of 1996, the Company began to receive revenue under the Collaboration Agreement with Johnson & Johnson. The Company has recorded approximately $19.1 million in equity payments, license fees and development cost reimbursements from Johnson & Johnson as of June 30, 1997. The Company expects that its revenue sources for at least the next several years will consist primarily of future expense reimbursements and milestone payments under its collaboration agreements with Johnson & Johnson and BioChem Pharma, and of interest income. The timing and amounts of such revenues will likely fluctuate. The Company will be required to conduct significant research, development and clinical activities during the next several years to fulfill its obligations under the Collaboration Agreement with Johnson & Johnson. There can be no assurance that Johnson & Johnson will not terminate the Collaboration Agreement in accordance with its terms. See "Risk Factors--Reliance on Relationship with Johnson & Johnson" and "Business--Collaborations."

  As of June 30, 1997, the Company had an accumulated deficit of approximately $84.7 million. The Company expects to continue to incur significant additional net losses over the next several years as its research, development and clinical trial efforts expand. Operating losses may fluctuate from quarter to quarter as a result of differences in the timing of expenses incurred and revenues recognized. To date, the Company's operations have been funded primarily from the sale of equity securities, which have raised aggregate net proceeds of approximately $132.8 million.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 and 1996

  During the six months ended June 30, 1997, the Company recorded approximately $5.3 million of revenues for development cost reimbursements from Johnson & Johnson in accordance with the Collaboration Agreement. During the six months ended June 30, 1996, the Company received a $3.0 million signing fee from Schering AG ("Schering") pursuant to an agreement to collaborate on the funding, research, development and commercialization of LSF and CT-2584. This agreement was terminated by Schering in April 1996. See Note 11 of Notes to Consolidated Financial Statements incorporated herein by reference.

  Research and development expenses increased to approximately $12.6 million for the six months ended June 30, 1997 from approximately $7.4 million for the six months ended June 30, 1996. This increase was primarily due to the recruitment of additional personnel and expanded research, manufacturing, preclinical and clinical-related development activities with respect to LSF.

  General and administrative expenses increased to approximately $4.1 million for the six months ended June 30, 1997 from approximately $3.5 million for the six months ended June 30, 1996. This increase was primarily due to operating expenses associated with supporting the Company's increased research, development and clinical activities, offset in part by transaction costs associated with the collaboration agreement with Schering discussed above during the six months ended June 30, 1996.

  Investment income increased to approximately $1.2 million for the six months ended June 30, 1997 from approximately $548,000 for the six months ended June 30, 1996. This increase was primarily associated with interest earnings on a higher average cash balance between the six month periods due to the proceeds of the Company's initial public offering and concurrent sale of Common Stock to Johnson & Johnson completed late in the first quarter of 1997. Interest expense decreased to approximately $206,000 for the six months ended June 30, 1997 from approximately $259,000 for the six months ended June 30, 1996. This decrease was primarily due to lower average balances of outstanding long-term obligations.

 Years Ended December 31, 1996 and 1995

  During the year ended December 31, 1996 the Company recorded a $5.0 million license fee and $871,000 in development cost reimbursements from Johnson & Johnson in connection with the Collaboration Agreement and a $250,000 milestone payment from BioChem Pharma. The Company also received a $3.0 million signing fee from Schering in connection with the collaboration agreement which was terminated in April 1996. See Note 11 of Notes to Consolidated Financial Statements incorporated herein by reference. During the year ended December 31, 1995, the Company received a milestone payment of $100,000 under the collaboration agreement with BioChem Pharma. See "Business--Collaborations."

  Research and development expenses increased to approximately $16.1 million for the year ended December 31, 1996 from approximately $14.6 million for the year ended December 31, 1995. This increase was primarily due to expanded manufacturing and preclinical and clinical development activities with respect to LSF, which increase was partially offset by costs of approximately $1.2 million incurred in connection with the purchase of all the intellectual property of Lipomed Corporation in October 1995, which was accounted for as in-process research and development expense. The Company expects that research and development expenses will increase significantly in future years as the Company expands its research and development programs and undertakes additional clinical trials, including research, development and clinical activities undertaken pursuant to the Collaboration Agreement with Johnson & Johnson.

  General and administrative expenses increased to approximately $7.6 million for the year ended December 31, 1996 from approximately $6.1 million for the year ended December 31, 1995. This increase was primarily due to transaction costs associated with the collaboration agreement with Schering, transaction costs associated with the Collaboration Agreement with Johnson & Johnson, offering costs associated with the Company's withdrawn registration statement in 1996, and operating expenses associated with supporting the Company's increased research, development and clinical activities. General and administrative expenses are expected to increase to support the Company's expected increase in research, development and clinical trial efforts.

  Investment income was approximately $1.2 million for each of the years ended December 31, 1996 and 1995, as average cash balances and interest earned thereon were substantially unchanged. Interest expense was approximately $500,000 for both the year ended December 31, 1996 and 1995.

 Years Ended December 31, 1995 and 1994

  Revenue from the BioChem Pharma collaboration totalled $100,000 in 1995, all of which was received in the third quarter of 1995. The Company did not have any operating revenue during 1994.

  Research and development expenses increased to approximately $14.6 million in 1995 from approximately $14.4 million in 1994. This increase was primarily due to costs of approximately $1.2 million incurred in connection with the purchase of all the intellectual property of Lipomed Corporation in October 1995, which was accounted for as in-process research and development expense, partially offset by a reduction in manufacturing costs associated with LSF.

  General and administrative expenses increased to approximately $6.1 million in 1995 from approximately $5.3 million in 1994. This increase was primarily due to operating expenses associated with supporting the Company's increased research, development and clinical activities, including business development, marketing studies and recruitment of additional personnel.

  Investment income net of interest expense increased to approximately $658,000 in 1995 from approximately $152,000 in 1994. This increase was associated with interest earnings on a higher average balance of cash reserves resulting from a private placement of equity securities in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since inception primarily through the sale of equity securities. As of June 30, 1997, the Company had raised aggregate net proceeds of approximately $132.8 million from such financing activities, including approximately $26.8 million net proceeds from the sale of Common Stock in its initial public offering in March 1997 and $3.0 million from the sale of Common Stock to Johnson & Johnson concurrent with the closing of the Company's initial public offering. The remaining proceeds of approximately $103.0 million were raised from private placements of Series A and B Convertible Preferred Stock and Common Stock, a bridge loan and the exercise of stock options and warrants. In addition, the Company financed the purchase of approximately $11.3 million of property and equipment through financing agreements, of which approximately $2.6 million remained outstanding as of June 30, 1997.

  The Company's principal sources of liquidity are its cash balances, cash equivalents and securities available-for-sale, which totaled approximately $47.9 million as of June 30, 1997. The Company invests in U.S. government obligations and other highly rated liquid debt instruments.

  The Company expects that its capital requirements will increase as the Company expands its research and development programs and undertakes additional clinical trials. In connection with such expansion, the Company expects to incur substantial expenditures for hiring additional management, scientific and administrative personnel, for planned expansion of its facilities, and for the purchase or lease of additional equipment. See "Risk Factors--Management of Growth."

  The Company does not expect to generate a positive cash flow from operations for several years due to substantial additional research and development costs, including costs related to drug discovery, preclinical testing, clinical trials, manufacturing costs and operating expenses associated with supporting such activities. The Company expects that its existing capital resources, together with the net proceeds of this Offering and the interest earned thereon, combined with anticipated funding from Johnson & Johnson under the Collaboration Agreement, will enable the Company to maintain its current and planned operations at least through the middle of 1999. In the event that Johnson & Johnson were to terminate its participation in the Collaboration Agreement prior to such date, cti expects that it would eliminate certain presently planned development activities. Furthermore, the Company will need to raise substantial additional capital to fund its operations beyond such time. The Company's future capital requirements will depend on, and could increase as a result of, many factors, including; the continuation of the Company's collaboration with Johnson & Johnson; continued scientific progress in its research and development programs; the magnitude of such programs; the terms of any additional collaborative arrangements that the Company may enter into; the progress of preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims; competing technological and market developments; changes in collaborative relationships; the ability of the Company to establish research, development and commercialization arrangements pertaining to products other than those covered by existing collaborative arrangements; the cost of establishing manufacturing facilities; the cost of commercialization activities and the demand for the Company's products if and when approved.

  The Company intends to raise additional funds through additional equity or debt financings, research and development financings, collaborative relationships, or otherwise. The Company may engage in these capital raising activities even if it does not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available to cti or, if available, that it will be on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to existing shareholders may result. If adequate funds are not available, cti may be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities. If the Company seeks to obtain funds through arrangements with collaborative partners or others, such partners may require cti to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. See "Risk Factors--History and Continuation of Losses; Development Stage Company," "--Need for Substantial Additional Funds," and "--Reliance on Relationship with Johnson & Johnson."

  As of June 30, 1997 the Company had available for Federal income tax purposes net operating loss carryforwards of approximately $81 million and research and development credit carryforwards of approximately $2.2 million. These carryforwards begin to expire in 2007. The Company's ability to utilize its net operating loss and research and development credit carryforwards is subject to an annual limitation in future periods pursuant to the "change in ownership" rules under Section 382 of the Internal Revenue Code of 1986. See
Note 10 of Notes to Consolidated Financial Statements incorporated herein by reference.

                                   BUSINESS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. When used in this Prospectus, the words "believes," "anticipates," "expects," "intends" and other predictive, interpretative and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus or incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

  Cell Therapeutics, Inc. ("cti" or the "Company") focuses on the discovery, development and commercialization of small molecule drugs that selectively regulate the metabolism of oxidized lipids and phospholipids relevant to the treatment of cancer and inflammatory and immune diseases. The Company is conducting three pivotal Phase III clinical trials for its lead product candidate, Lisofylline ("LSF"), which is being developed to prevent or reduce treatment-related toxicities, specifically serious and fatal infections, mucositis and treatment-related mortality, among cancer patients receiving high dose radiation and/or chemotherapy. In November 1996, cti entered into a Collaboration and License Agreement (the "Collaboration Agreement") with Johnson & Johnson for the joint development and commercialization of LSF to prevent or reduce the toxic side effects among cancer patients receiving high dose radiation and/or chemotherapy followed by bone marrow transplantation ("BMT"). In September 1997, Johnson & Johnson exercised an option under the Collaboration Agreement to expand its participation in the development of LSF for treatment of patients with newly diagnosed acute myelogenous leukemia ("AML") undergoing high dose induction chemotherapy.

  In addition to its oncology applications, the Company is also investigating LSF for use as an agent to prevent or reduce the incidence and severity of acute lung injury ("ALI") and mortality among patients requiring mechanical ventilation for respiratory failure for which it expects to begin a pivotal Phase II/III trial in the fourth quarter of 1997. The Company is also developing CT-2584, a novel small molecule drug for the treatment of patients with multidrug (e.g., chemotherapy) resistant cancers, including prostate cancer and sarcomas, for which it expects to begin a Phase II clinical trial in the first quarter of 1998. The Company has devoted substantial resources to building a unique drug discovery platform based on its proprietary technology in oxidized lipid and phospholipid chemistry and believes it can leverage its enabling oxidized lipid and phospholipid technologies to identify development opportunities in other disease states, such as diabetes or cardiovascular disease, where oxidized lipids may be implicated in the pathogenesis or manifestations of such diseases.

SCIENTIFIC OVERVIEW

  Cell communication occurs through a complex process that commences when "first messengers" outside the cell, such as hormones, cytokines and growth factors, recognize and bind to cellular receptors, some of which are embedded in the cell membrane. The first messenger initiates a series of biochemical events within the cell, known as signal transduction, which result in cellular responses. In the 1970s, scientists discovered that in response to extracellular binding of first messengers certain molecules, including cell membrane lipids, are chemically altered to form "second messengers" which participate in transducing chemical information from the cell membrane to the cell nucleus. Certain signal transduction pathways are essential for normal day-to-day cellular processes and are often referred to as "housekeeping pathways" or "physiologic pathways." These housekeeping pathways are involved in the normal growth and replenishment of cells in the body, such as blood cells and the cells lining the intestinal tract. In contrast, there are also signal transduction pathways, termed "stress-activated pathways" or "SAPs," which are part of the cellular response to injury following exposure to cell-damaging stimuli such as radiation, chemotherapy or oxidative injury and which are also activated in many disease states.

  The Company believes that such cell-damaging stimuli cause a number of their toxic effects by altering the chemical composition of certain cell membrane lipids and phospholipids, resulting in the production of biologically reactive oxidized lipids such as hydroperoxyoctadecadienoic acids ("HPODEs") and phospholipids termed phosphatidic acids ("PAs"). These oxidized lipids and phospholipids in turn activate stress-related signaling pathways within the cell which carry the cell-damaging message to the cell nucleus, resulting in the activation of transcription factors. The activation of these transcription factors may in turn lead to (i) the production of inflammatory cytokines and the resulting activation of inflammatory and immune responses, (ii) the production of cytokines which inhibit the growth and renewal of the stem cells in the bone marrow and of the cells lining the intestinal tract and (iii) cell membrane damage leading to cell death.

  Appearance of oxidized lipids, PA elevation and activation of SAPs are associated with many disease states and do not appear to be primarily utilized for normal cellular processes. The Company believes that therapeutics which regulate the production and/or degradation of oxidized lipids or phospholipids such as HPODEs and PAs and which regulate the activation of SAPs may offer greater specificity and safety profiles for the treatment of oncologic, inflammatory and immune diseases than pharmaceuticals that modulate the housekeeping or physiologic pathways necessary for normal day-to-day cellular function.

PRODUCTS UNDER DEVELOPMENT

  The following table summarizes the potential therapeutic indications, current development status and current collaborators for the Company's products under development:

-----------------------------------------------------------------------------------------
  DEVELOPMENT         POTENTIAL                   DEVELOPMENT
    PROGRAM    THERAPEUTIC INDICATIONS             STATUS(1)           COLLABORATORS(2)
-----------------------------------------------------------------------------------------
                                        ONCOLOGY
-----------------------------------------------------------------------------------------
  Lisofylline Prevent or reduce          Pivotal Phase III trial for   Johnson & Johnson
               infection, mucositis       BMT- related donors          BioChem Pharma
               and treatment-related      (enrollment complete;
               mortality following        results expected
               high dose radiation        Q1 1998)
               and/or chemotherapy
                                         Pivotal Phase III trial for   Johnson & Johnson
                                          BMT-unrelated donors         BioChem Pharma
                                          (ongoing)
                                         Pivotal Phase III trial for   Johnson & Johnson
                                          AML (ongoing)                BioChem Pharma
                                         Phase II/III trial for        Johnson & Johnson
                                          mucositis (expected to       BioChem Pharma
                                          begin Q1 1998)
  CT-2584     Anti-cancer agent          Phase I trials (ongoing)      BioChem Pharma
               targeting multidrug
               resistant tumors
                                         Phase II trial for prostate   BioChem Pharma
                                          cancer (expected to begin
                                          Q1 1998)
  CT-2412     Tumor sensitizer           Research lead                        --
-----------------------------------------------------------------------------------------
                                      INFLAMMATION
-----------------------------------------------------------------------------------------
  Lisofylline Prevent or reduce ALI      Pivotal Phase II/III trial    Johnson & Johnson
               and mortality among        for ALI (expected to begin   BioChem Pharma
               patients requiring         Q4 1997)
               mechanical ventilation
               for respiratory failure
-----------------------------------------------------------------------------------------
                                       IMMUNOLOGY
-----------------------------------------------------------------------------------------
  CT-3578     Treatment of acute organ   Research lead                        --
               transplant rejection
-----------------------------------------------------------------------------------------

 (1) Research lead refers to a compound that exhibits pharmacological properties which are evaluated in vitro and in animal models prior to the commencement of the additional pharmacology and toxicology studies, formulation work and manufacturing scale-up. The Company will then be required to submit an IND. See "--Government Regulation" for a description of the phases of human clinical trials.

 (2) See "--Collaborations" for a description of cti's collaboration agreements and commercial rights to such products.

ONCOLOGY

 Overview

  Cancer is the second leading cause of death in the United States, resulting in over 550,000 deaths annually. The National Cancer Advisory Board reports that more than eight million people in the United States have cancer, and projects that cancer will surpass heart disease as the leading cause of death in the United States by the end of the decade. Approximately 1.4 million new cases of cancer are diagnosed each year in the United States. The most commonly used methods for treating cancer patients include surgery, radiation and chemotherapy. A cancer patient often receives a combination of these treatment modalities depending upon the type and extent of the disease. At some point in their disease treatment, 70 percent of all cancer patients will receive radiation therapy and 50 percent of all newly diagnosed cancer patients will receive chemotherapy. Despite their benefits for treating cancer, there are significant limitations of, and complications associated with, radiation and chemotherapy which result in a high rate of treatment failure. For example, only ten percent of patients treated with chemotherapy are cured. The three principal causes of treatment failure include treatment-related toxicities, multidrug resistance and tumor resistance to radiation.

  Treatment-Related Toxicities. Despite their benefits for treating cancer, radiation and chemotherapy treatment result in toxicities that limit the use of potentially more effective doses. These treatment-related toxicities are directly responsible for placing patients at risk for serious and often life-threatening infections and other undesirable side effects. Radiation and chemotherapy are toxic to rapidly dividing cells, which include not only cancer cells but also certain normal cells such as bone marrow cells, hair follicle cells and the epithelial cells lining the mouth, stomach and intestinal tract. The most common and problematic of the severe side effects attributable to radiation and chemotherapy are neutropenia, or bone marrow suppression of infection-fighting white blood cells ("WBCs"), and mucositis, or damage to the epithelial cells lining the mouth, stomach and intestinal tract. Epithelial cells form an important barrier, preventing potentially lethal bacterial, fungal and viral organisms which reside in the intestinal tract from entering the sterile blood stream and organs. Damage from radiation or chemotherapy to intestinal epithelial cells disrupts this important barrier, allowing infectious pathogens to gain access to the systemic blood circulation. When neutropenia and mucositis occur together, patients are at high risk for serious and fatal infections. Patients often require supportive care agents as an adjunct to the primary therapy in order to lessen the toxicities associated with radiation and chemotherapy.

  Approximately 575,000 patients receive chemotherapy each year in the United States, with more than 20 percent developing severe neutropenia and/or mucositis. WBC growth factors such as Neupogen(R) (G-CSF), marketed by Amgen Inc., target the fever and neutropenia (two surrogate markers that indicate risk for developing infection) induced by radiation and chemotherapy, but in most studies have failed to prevent serious or fatal infections, have had no impact on survival, and have failed to treat other acute toxicities of cancer treatment such as mucositis. Despite these limitations, Neupogen generated worldwide sales in excess of $1 billion in 1996. There are currently no supportive care measures that prevent mucositis.

  Multidrug Resistance. Multidrug resistance to conventional chemotherapeutic agents is a major impediment to the effective treatment of certain cancers. Approximately 90 percent of all cancer patients undergoing chemotherapy express or will develop multidrug resistance. Because most chemotherapeutic agents share a similar mechanism of action, once a tumor develops resistance to a single therapeutic agent, it becomes resistant to a broad range of chemotherapeutic drugs.

  Tumor Resistance to Radiation. Radiation therapy kills tumor cells by generating highly reactive and toxic oxygen free radicals, resulting in damage to cell replication machinery (e.g., DNA). Tumors are classified as being sensitive (e.g., lymphomas) or resistant (e.g., colon or skin cancers) to radiation therapy. Almost 50 percent of certain cancer cell types, such as prostate and lung cancer, are resistant to radiation therapy at the time of diagnosis. Mechanisms by which tumor cells develop resistance to radiation include mutations or deletions in tumor suppressor genes (e.g., p53) that control cell replication, abnormal regulation of proteins which inhibit programmed cell death, such as bcl-2, or mechanisms by which DNA is repaired during cell replication. The p53 tumor suppressor gene is mutated or deleted in approximately 50 percent of newly diagnosed cancers and is a major contributor to the failure of radiation therapy among such malignancies.

  The Company is focusing its oncology development efforts on a portfolio of drugs that it believes will address the three principal causes of cancer treatment failure. These include (i) LSF--a supportive care agent being investigated to prevent or reduce the incidence of serious and fatal infections, mucositis and treatment-related mortality among patients receiving high doses of radiation and/or chemotherapy, (ii) CT-2584--a novel anti-cancer drug in clinical trials for the treatment of patients with multidrug resistant tumors and (iii) tumor sensitizing agents including CT-2412--a research lead with the potential ability to enhance sensitivity to radiation among tumors that have deleted or mutated tumor suppressor genes, which the Company believes will increase the effectiveness of radiation treatment on such tumors. Additionally, the Company may license or acquire agents from third parties which, when used with other cti oncology products, may provide added value to the integrated management of oncologic disease.

 Lisofylline

  LSF is a synthetic small molecule drug in three pivotal Phase III clinical trials among cancer patients receiving high dose radiation and/or chemotherapy. Unlike blood cell growth factors or chemotherapy protecting agents, LSF is being developed to prevent or reduce the incidence of serious and fatal infections, mucositis and treatment-related mortality. The Company believes that the use of LSF may permit the safer delivery of higher, potentially more effective doses of radiation and chemotherapy. The Company is collaborating with Johnson & Johnson to jointly develop and commercialize LSF for the BMT and AML indications. See "--Collaborations."

  The Company's development strategy for LSF has been to target anti-cancer treatment regimens which are accompanied by a high incidence of serious neutropenic infections, mucositis and treatment-related mortality. The Company is pursuing the development of LSF for the treatment of cancer patients receiving high dose radiation and/or chemotherapy followed by BMT and for patients with AML undergoing high dose induction chemotherapy for the following reasons: (i) following BMT or induction chemotherapy for AML, up to 50 percent of patients may develop serious infections, and up to 50 percent of those patients may die from the side effects of the high doses of radiation and chemotherapy, (ii) in these patient groups there is a high unmet need for agents which reduce serious and fatal infections, (iii) under recent FDA initiatives, New Drug Applications ("NDAs") for serious, life threatening or severely debilitating indications that provide a meaningful therapeutic benefit to patients over existing treatments may be eligible to receive accelerated review and approval and (iv) the Company believes that once approved, agents which target life threatening side effects of cancer therapy and improve patient outcomes will be adopted by health care providers, patients and third party payors. The FDA staff has indicated that priority review status may be appropriate for the Company's BMT application; however, there can be no assurance such priority review will be granted or, if granted, will be successful.

  In 1995, more than 20,000 patients in the United States were treated with ablative doses of chemotherapy requiring BMT or peripheral blood stem cell replacement. This type of chemotherapy regimen is one of the fastest growing types of cancer treatments in the United States, with an estimated annual growth rate of 15 to 20 percent. Despite this growth rate, only 25 percent of patients will find an acceptable family member bone marrow donor. In 1987 the National Marrow Donor Program was established to provide bone marrow from unrelated donors for patients who lacked a family member donor. However, the high incidence of infection and mortality associated with this type of treatment limits its more widespread potential application. In 1995, in the United States 75,000 patients received induction-type chemotherapy regimens for the treatment of leukemias, such as AML, and lymphomas, and almost 200,000 patients received dose-intensive chemotherapy for a variety of solid tumor types, 30 percent of whom are at risk to develop severe mucositis.

  The Company is conducting two pivotal Phase III clinical trials of LSF in patients who require BMT after receiving ablative, or bone marrow destroying, doses of radiation and/or chemotherapy. In addition, the Company is conducting an ongoing pivotal Phase III trial in patients with newly diagnosed AML who receive high dose induction chemotherapy. Additionally, in the first quarter of 1998, the Company intends to commence a

Phase II/III clinical trial of LSF in patients with solid tumors such as head and neck or breast cancers who receive dose-intensive radiation and/or chemotherapy and who are at risk of developing severe mucositis and neutropenic infection. Common to each of these three categories of anti-cancer treatment (ablative, induction and dose-intensive) is the occurrence of neutropenia and the breakdown of the epithelial barrier cells lining the mouth, stomach and intestinal tract, placing patients at a high risk of life threatening infections, severe mucositis and mortality.

  Clinical Trials--Related Donor BMT. In the first quarter of 1996, the Company completed a 60 patient, multi-center, double blind placebo controlled Phase II trial which investigated the effect of two different doses (2 mg/kg and 3 mg/kg) of LSF on the rate of blood cell recovery and the incidences of fever, infection, toxicity and mortality in cancer patients undergoing high dose radiation and/or chemotherapy followed by BMT from related donors (siblings).

  The table below summarizes the results on an intent to treat analysis of the Phase II BMT trial of LSF at 100 days following BMT which the Company plans to more fully assess in its Phase III clinical trials:

                                                   LSF
                                                3 MG/KG(1) PLACEBO  P VALUE(2)
                                                ---------- -------  ----------
     Mortality rate............................       11%      44%    0.026
     Incidence of neutropenic infections(3)....        0%      39%    0.003
     Incidence of serious neutropenic
      infections...............................        0%      28%    0.015
     Incidence of serious and fatal
      infections(4)............................        0%      39%    0.005
     Duration of absolute neutropenia(5).......   3 days   6 days     0.046
     Incidence of severe mucositis.............       26%      44%    0.104

    --------
    (1) Patients receiving a 2 mg/kg dose of LSF did not demonstrate statistically significant results when compared with placebo recipients.
    (2) A p value of less than or equal to 0.05 is considered statistically significant.
    (3) Neutropenic period was measured through the first 35 days after BMT.
    (4) Through first 100 days after BMT.
    (5) Duration of absolute neutropenia is defined as the number of days following BMT with fewer than 100 neutrophils per microliter of blood.

  Certain endpoints of the trial regarding neutrophil and platelet recovery, the duration of fever and transfusion requirements were not met. No serious adverse side effects attributable to LSF were detected in this trial.

  In October 1997, the Company plans to complete the enrollment of 132 patients in a multi-center, double blind placebo controlled pivotal Phase III trial for LSF in patients undergoing high dose radiation and/or chemotherapy followed by BMT from related donors (siblings). This trial utilizes a 3 mg/kg dose of LSF. The primary endpoints of this study are the prevention or reduction of neutropenia-related infection and treatment-related mortality at 100 days following BMT. Based on the Company's discussions with the FDA, if either endpoint of this study is met with statistical significance, the Company believes that the results of this trial, together with the results of the completed Phase II BMT trial discussed above and the safety data from the recently completed Phase II AML trial discussed below, may be adequate to provide a basis for an NDA for LSF for BMT indications. See "Risk Factors--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials."

  Clinical Trials--Unrelated Donor BMT. In the first quarter of 1997, the Company commenced a 100 patient pivotal Phase III trial which will examine the effect of a 5 mg/kg dose of LSF on patients with cancer receiving high dose radiation and/or chemotherapy followed by BMT from unrelated donors. In addition to being at high risk for serious and fatal infections, these patients have a high incidence of severe mucositis and treatment-related deaths. This study will determine the effect of higher doses of LSF on serious neutropenic infection and treatment-related mortality and will provide supportive dosing and efficacy data for mucositis applications of LSF. If effective, the Company believes that the use of LSF may increase the number of patients who receive BMT from unrelated donors. See "Risk Factors--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials."

  Clinical Trials--AML. In the third quarter of 1997, the Company reported the preliminary results of its 70 patient, single center, double blind placebo controlled Phase II trial of LSF (3 mg/kg) among patients with newly diagnosed AML undergoing high dose induction chemotherapy. This trial examined the effects of LSF on the incidence of neutropenic infections (serious and non-serious), infection related deaths, overall mortality and complete remission.

  The table below summarizes the results on an intent to treat analysis of the Phase II trial of LSF following high dose induction chemotherapy:

                                                      LSF
                                                    3 MG/KG PLACEBO P VALUE(1)
                                                    ------- ------- ----------
     Incidence of serious neutropenic
      infections(2)................................    17%     34%     0.04
     Incidence of fungal neutropenic
      infections(2)................................     0%     14%     0.01
     Overall incidence of neutropenic infections
      (serious and non-serious)(2).................    37%     49%     0.23
     Infection-related deaths(3)...................     9%     17%     0.29
     Overall mortality rate(3).....................    17%     20%     0.75
     Complete remission............................    77%     74%    >0.90

    --------
    (1) A p value of less than or equal to 0.05 is considered statistically significant.
    (2) Incidence of infections was scored after completion of the first 28-day cycle of high dose induction chemotherapy.
    (3) Infection-related deaths and overall mortality were scored for the first 60 days following the start of induction chemotherapy.

  This trial did not demonstrate that LSF had an effect on overall mortality. No serious adverse side effects attributable to LSF were detected in this trial. The most common side effect was mild to moderate nausea seen in LSF recipients. Despite this side effect, 99.5 percent of the anticipated doses of LSF were received by trial participants.

  In the fourth quarter of 1996, the Company initiated an 80 patient, multi-center, double blind placebo controlled pivotal Phase III trial of LSF (3 mg/kg) among patients with newly-diagnosed AML undergoing high dose induction chemotherapy. The primary endpoint of this study is the reduction of the incidence of serious neutropenic infections. The Company plans to amend this ongoing Phase III AML trial to increase enrollment to 160 patients to provide adequate statistical power for this endpoint. Based on the Company's discussions with the FDA in connection with the ongoing Phase III related donor BMT trial, the Company believes that if both primary endpoints in the Phase III related donor BMT trial are met with statistical significance, those results together with the results of the recently completed Phase II AML trial and the completed Phase II BMT trial may be adequate to provide the basis for an expanded NDA label which would include both BMT and AML indications. There can be no assurance however that such clinical trials will be successful or that LSF will be eligible for such an expanded NDA label before completion of additional Phase III trials, if at all. See "Risk Factors--No Assurance of Successful Product Development Uncertainties Related to Clinical Trials."

  Clinical Trials--Mucositis. In the first quarter of 1998, the Company intends to commence a 100 patient, multi-center, double blind placebo controlled Phase II/III trial of LSF in patients with head and neck tumors receiving dose-intensive radiation and/or chemotherapy who are at risk for developing severe mucositis and neutropenic infections.

  Mechanism of Action. Following exposure to radiation, chemotherapy or oxidative injury, highly reactive oxygen free radicals are generated. These oxygen free radicals are "soaked up" both in the blood stream and in cell membranes by a pool of lipids termed "oxidizable lipids" to produce highly reactive oxidized lipids and lipid peroxides such as HPODEs. HPODEs are elevated in hematological cancers such as AML or lymphoma and are further elevated following induction chemotherapy or high dose radiation and chemotherapy followed by BMT. By comparison, elevated HPODE levels have not been detected among normal volunteers. It has been shown that elevated HPODE levels statistically correlate with the development of toxicity and mortality following high dose radiation and/or chemotherapy followed by BMT. Oxidized lipids have also been shown to have immediate effects on cell membranes, resulting in membrane perturbation or disruption which may lead to cell damage or cell death among the barrier cells lining the intestine or respiratory tract. As such, lipid peroxides such as HPODEs may contribute to the early breakdown in mucosal barrier function observed following radiation, chemotherapy or oxidative injury, allowing potentially pathogenic bacteria and fungi to gain access to an otherwise sterile bloodstream and tissues. In addition to the direct effects that HPODEs may have on cell membranes, they may also lead to the activation of a number of SAPs within the cell, resulting in further tissue injury, inflammation and delayed healing.

  While the biomolecular target for LSF is presently unknown, its therapeutic activity appears to be due to the result of LSF's effect on oxidized lipids, and the subsequent activation of SAPs. In the Phase II BMT clinical trial, LSF decreased elevated HPODE levels present at study entry. In addition, LSF blocked the rise or reduced the levels of such lipid peroxides following exposure to radiation and/or chemotherapy when compared to the elevated levels present among placebo recipients. In doing so, LSF appears to inhibit the early, immediate effects of HPODEs on cell membranes, thereby reducing injury to mucosal barriers such as the gastrointestinal tract. LSF also appears to prevent the activation of SAPs, and the ensuing cellular inflammatory and injurious response which contribute to the delay in tissue healing following dose-intensive radiation and chemotherapy.

  The Company believes that the effects of LSF on lipid peroxides and on the activation of SAPs may represent a critical upstream point of intervention in the initiation of the cellular stress and injury response. By modulating the production of such oxidized lipids and the activation of SAPs, LSF may be able to prevent the early and late damage to the epithelial barrier cells lining the mouth, stomach and intestinal tract, resulting in a reduction in infection, mucositis and mortality following high dose anti-cancer treatment. Because epithelial barrier cells also line the lung tissue in the respiratory tract, cells which are also susceptible to such oxidative injury, the Company believes that LSF may also be effective for preventing or reducing ALI in patients requiring mechanical ventilation for respiratory failure. See "-- Inflammatory Disease." The Company is utilizing its proprietary oxidized lipid and phospholipid technologies as a platform to investigate structure-function relationships with respect to the LSF chemical moiety and its anti-lipid oxidation effects. The Company is developing chemical analogs of LSF, such as CT-2408R and other agents, which have the potential to be administered orally.

 CT-2584

  CT-2584 is the Company's novel small molecule drug under investigation for the treatment of patients with multidrug (e.g., chemotherapy) resistant cancers, including prostate cancer and sarcomas. The Company believes that CT-2584 has a unique mechanism of action which may allow the drug to be (i) toxic to cancers which have multidrug resistance to conventional chemotherapeutic agents, (ii) more toxic to cancer cells than to non-cancerous cells and (iii) not susceptible to multidrug resistance.

  The Company's development strategy for CT-2584 is to target multidrug resistant cancers, such as hormone-refractory prostate cancer and sarcomas, for which effective treatments are lacking and for which such applications may qualify for accelerated regulatory approval. The Company believes that targeting therapeutic applications of the drug where alternative treatments are lacking or ineffective may also accelerate market acceptance. The Company intends to pursue line extensions of CT-2584 to be used as a second line therapy for cancers such as colon, lung and breast cancers which frequently express or acquire multidrug resistance to conventional first line chemotherapeutic agents, resulting in treatment failure. Because CT-2584's mechanism for tumor cell killing appears to be unique, and because it has not demonstrated the toxicities of conventional anti-cancer agents, the Company believes that CT-2584 ultimately may be used both alongside conventional chemotherapeutic agents and as a first line therapy for a variety of cancer types.

  Preclinical and Clinical Trials. In preclinical testing, CT-2584 demonstrated toxicity to all tumor cell lines tested and to human tumor biopsy samples. These cell lines and samples included prostate, sarcomas, brain, colon, breast, lung and ovarian cancers, as well as certain leukemias and lymphomas.

  The Company has ongoing a Phase I trial, co-sponsored by the Cancer Research Campaign, at the Christie Hospital in the United Kingdom, among patients with advanced cancers, and a parallel Phase I trial at the Memorial Sloan Kettering Cancer Research Center in the United States, for patients with advanced cancers including prostate and ovarian cancer. As of September 30, 1997, 36 patients have been treated with CT-2584 at five different dose levels without exhibiting the bone marrow or gastrointestinal toxicities observed with conventional high dose anti-cancer treatment regimens. To date, a maximum tolerated dose level has not been achieved. The majority of patients enrolled in this trial have tumor types which are known to express multidrug resistance and have failed or were ineligible for conventional chemotherapy and surgery. Among these 36 patients, 11 patients (30%) experienced disease stabilization or disease regression following more than two cycles of CT-2584 therapy. As of September 30, 1997, nine of these patients remain alive at a median of 11 months since initiating CT-2584 therapy (range 2-18 months). Each of the three patients with endstage prostate cancer experienced stabilization of disease. Four of 13 patients (28%) with advanced sarcomas experienced stabilization of disease and clinical improvement. Based on the preliminary response rates observed in this trial the Company anticipates initiating a Phase II trial in advanced hormone refractory prostate cancer in the first quarter of 1998 and a Phase II trial for sarcomas by the end of 1998. See "Risk Factors--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials."

  Mechanism of Action. CT-2584's unique mechanism of action of tumor cell killing is believed to result from the effects it has on tumor cell phospholipids such as PAs. Unlike normal growing cells, such as bone marrow cells, tumor cells overproduce PAs through the activation of an enzyme called phosphatidylcholine phospholipase-D ("PC-PLD"). CT-2584 appears to further activate tumor cell PC-PLD leading to tumor cell death. This enzyme may be one of the biochemical targets responsible for effecting tumor cell killing. Because of its unique mechanism of action, CT-2584 appears to inactivate or bypass multidrug resistance mechanisms and does not appear to be susceptible to multidrug resistance. Company scientists have cloned PC-PLD, and the Company intends to establish high throughput assays based on PC-PLD and its other proprietary technologies to discover more potent or selective analogs of CT-2584.

 Tumor Sensitizing Agents

  The Company has recently focused a drug discovery effort on the development of agents which would enhance the effectiveness of radiation therapy. The Company believes that its drug discovery and core technology platform may provide a novel approach to the development of tumor sensitizing agents. The Company is investigating the role of oxidized lipids and phospholipids and their contribution to the mechanisms by which tumors express or develop resistance to radiation. The Company has identified compounds, including CT-2412, which have the potential ability to enhance sensitivity to radiation in certain resistant cancers, including those which have deleted or mutated tumor suppressor genes.

INFLAMMATORY DISEASE

  Acute lung injury ("ALI") may be caused by or associated with many diseases or conditions, but is most frequently observed following mechanical ventilation for respiratory failure. More than one million patients are at risk each year in the United States for developing ALI. When severe, ALI can be fatal in a substantial percentage of patients and can also lead to a condition termed Acute Respiratory Distress Syndrome ("ARDS"). There are no specific therapies to prevent or treat the estimated 150,000 new cases of ARDS diagnosed each year. ALI results from oxidative injury to the epithelial barrier cells which line the respiratory tract following exposure to high levels of oxygen in connection with mechanical ventilation and/or following resuscitation with blood transfusions after multiple traumatic injury. In each setting, oxidative injury to the epithelial cell membranes lining the lung causes a breakdown in the normal barrier function, leading to the inability to provide adequate oxygen to the blood stream and organs and resulting in multiorgan failure ("MOF") and death.

  In addition to its potential oncology applications, LSF is also under investigation by cti as an agent to prevent or reduce the incidence and severity of ALI and mortality among patients requiring mechanical ventilation for respiratory failure. The mechanisms underlying the toxicity to gastrointestinal barrier cells observed in the oncology setting may also operate to cause the toxicity to respiratory barrier cells observed in the critical care setting. The Company's development strategy for LSF in critical-care applications is to target patient populations at high risk for developing ALI, where early intervention is feasible and clinically meaningful endpoints can be assessed after relatively short (14-21 days) duration of drug treatment.

  Clinical Trials. The Company has completed a 13 patient, multi-center, double blind placebo controlled Phase II feasibility study of LSF in patients suffering from septic shock randomized to receive a low dose (1.5 mg/kg) of LSF or placebo. This study examined the safety and pharmacokinetics of LSF given to critically ill patients. Of the 12 patients evaluable for endpoint analysis, the improvement from baseline in median MOF scores experienced by LSF recipients was 40 percentage points greater than the improvement experienced by placebo recipients. All patients receiving LSF survived to day 28 compared to 67 percent of placebo recipients.

  The National Heart, Lung and Blood Institute (the "NHLBI"), through its ARDS Network, notified the Company that after reviewing the preclinical and clinical data to date, it had selected LSF for investigation in a multi-center, double blind placebo controlled pivotal Phase II/III trial among patients experiencing ALI. The ARDS Network was established by the NHLBI in cooperation with the FDA and the National Institutes of Health to accelerate the investigation and approval of novel therapies for ALI. The trial, expected to begin in the fourth quarter of 1997, will examine the effect of a 3 mg/kg dose of LSF on the duration of mechanical ventilation and early (day 28) mortality among 800 patients who develop ALI. After each group of 200 patients enters the study, an independent data safety monitoring board will recommend continuing the trial based on trends toward efficacy, or stopping the trial for successful completion of study endpoint or lack of efficacy or safety. The Company believes the design of this trial and NHLBI sponsorship, including its provision for a majority of the direct patient costs, provides a cost-effective investigation of LSF expansion into this patient population.

  Mechanism of Action. The Company believes that following exposure to high levels of inspired oxygen by mechanical ventilation or following blood transfusion resuscitation after multiple traumatic injury, the generation of reactive oxygen free radicals leads to the production of oxidized lipids and lipid peroxides such as HPODEs. See "--Oncology--Lisofylline--Mechanism of Action." These HPODEs exert their damaging effects on cell membrane lipids and phospholipids which may lead to the activation of SAPs, resulting in cellular inflammation and injury. In addition, HPODEs may also cause an immediate disturbance in the integrity of the cells lining the respiratory tract, allowing the undesired movement of proteins and fluids into the lung air spaces, and decreasing the ability of oxygen in the lung to cross into the bloodstream and reach the tissues.

  In animal studies, LSF prevented the occurrence of lung injury and/or mortality following exposure to high levels of inspired oxygen, resuscitation following blood loss and shock, and following severe systemic bacterial infections. In clinical studies, LSF decreased the pool of oxidized lipids and decreased HPODE generation and the activation of SAPs and subsequent production of multiple inflammatory cytokines. The Company believes that the effects of LSF on such lipids and on the activation of SAPs may represent a critical upstream point of intervention in the initiation of the complex biochemical cascade that leads to cellular and systemic inflammation, cell injury and cell death.

IMMUNE DISEASE

  The Company is investigating a class of novel compounds which inhibit the PA regulating enzyme diacylglycerol kinase ("DAG Kinase") and which have been identified for potential use in the prevention of organ transplant rejection and in the treatment of immune diseases. Early in vitro testing suggests that one of these compounds, CT-3578, unlike currently used immunosuppressives including cyclosporine A, leads to non-responsiveness of the immune system to specific foreign antigens. The Company believes that such a compound could induce tolerance to a specific foreign antigen and thus allow patients to accept organ transplants from genetically different donors without the need for long-term immunosuppressive therapy.

METABOLIC DISEASE

  The Company believes it can leverage its enabling oxidized lipid and phospholipid technologies to identify opportunities in other disease states where elevated levels of oxidized lipids may play an important role in the pathogenesis and clinical manifestations of disease. Oxidized lipids, including HPODEs, have been reported to be elevated in a variety of metabolic and cardiovascular diseases. In diabetes, oxidized lipids have been associated with the destruction of pancreatic islet cells (the cells responsible for insulin production) in Type I, juvenile onset diabetes, and are believed to be responsible for development of resistance to insulin and its ability to lower blood sugar in Type II, adult onset diabetes. In addition, oxidized lipids have been linked to the glycosylation of proteins resulting in what are termed advanced glycosylation end products, which are believed to contribute to the blood vessel damage leading to heart disease, kidney disease and blindness that accompanies diabetes.

  In 1995, the Company established a research collaboration with a leading diabetes research and treatment center utilizing the Company's proprietary technologies and drug prototypes to investigate the role of specific forms of oxidized lipids and phospholipids in the development of diabetes and its complications. Company scientists and their collaborators have demonstrated that agents like LSF, which reduce oxidized lipids, can significantly restore blood sugar utilization by the body and decrease blood sugar to normal levels in diabetic animal models.

PROPRIETARY DRUG DISCOVERY TECHNOLOGY

  The Company's proprietary drug discovery technology consists of four components: (i) analytical technology for quantitative measuring of specific species of oxidized lipids and phospholipids; (ii) cloning of critical lipid regulatory enzymes; (iii) using the cloned enzymes and drug candidate probes to validate targets and to develop high throughput screens capable of analyzing large chemical libraries; and (iv) development of novel linker chemistry to develop directed mini-diversity chemical libraries.

  The Company has developed proprietary technology that enables it to determine the effects of a variety of physical and chemical stimuli (such as radiation and chemotherapy), growth factors, hormones, cytokines and oncogene-induced events on the production of oxidized lipids such as HPODEs, various species of PAs and the enzymes which control their production and degradation. Standard industry techniques for measuring oxidized lipids, such as HPODEs, complex lipids and phospholipids such as PAs are time consuming and often inadequate. Moreover, separation of specific species of oxidized lipids and PAs is difficult. The Company possesses several proprietary lipid analytical technologies which can identify different oxidized lipids and different species of PA produced in response to a variety of stimuli in various cell types. These technologies provide a qualitative and quantitative methodology to examine the effects of cti compounds on a variety of such lipids and phospholipids that are involved in normal and/or pathological functions in certain cells.

  The Company has also developed certain proprietary technologies that permit the qualitative and quantitative analysis of a variety of complex lipids for their content of oxidizable and oxidized lipid components such as HPODEs. The Company believes that such technologies may be utilized in conjunction with its chemical libraries and novel cloned enzymes to elucidate the relationship of such complex oxidized lipids to conditions such as cancer, inflammatory and immune disease. From these studies, the Company intends to identify additional novel targets for future drug development.

  The Company believes that PAs have different functions within cells, depending on how they are made and their biochemical species. In order to further investigate the role of these phospholipids in cellular response mechanisms and to provide a platform to develop novel targets for drug development, Company scientists have cloned several of the critical enzymes that produce or metabolize (degrade) PAs. The following table lists some of the human enzymes cloned by the Company, their biological effects and implied areas of indication:

             CLONED ENZYME                       BIOLOGICAL EFFECT         DISEASE AREA
----------------------------------------  -------------------------------- ------------
PC-PLD (phosphatidylcholine-              Cancerous transformation,        Cancer
phospholipase-D)                          angiogenesis
LPAAT (lyso-PA acyl transferase)          Stress activated protein kinase  Inflammation
                                          ("SAPK") activation; TNFa,
                                          Interleukin-6 release
CDS (cytidyl diphosphate-diacylgycerol    SAPK activation; TNFa,           Inflammation
synthase)                                 Interleukin-6 release
PAP (phosphatidic acid phosphatase)       Glycerolipid synthesis, signal   Inflammation
                                          transduction

  The PA regulating enzyme, DAG-Kinase, has been identified as a target enzyme for modifying the immune response and is inhibited by cti's lead immunosuppressive compound, CT-3578.

  Through application of genetic, molecular and biochemical techniques, the Company may be able to determine the relationship between the PA species controlled by these enzymes and abnormal cellular functions which are thought to be related to disease processes. The Company believes that its oxidized lipid technologies and PA modulating enzymes, when coupled with high throughput screens and combinatorial diversity libraries, may provide it with unique therapeutic targets for drug development for oncological, inflammatory and immune diseases.

STRATEGY

  The key elements of the Company's business strategy are to:

  Target large markets which are not adequately served by existing therapeutics. The Company focuses its drug development activities on cancer and inflammatory and immune diseases--three therapeutic areas that represent large market opportunities not adequately served by existing therapeutics. The Company intends to develop its oncology product portfolio by integrating its understanding of cancer disease management with novel products derived from its internal research and discovery efforts. The Company's two potential cancer drugs in clinical trials, LSF and CT-2584, target the toxic side effects of current cancer treatment modalities and multidrug resistant cancer cells, respectively. LSF is also in clinical trials as an agent for the prevention or reduction of ALI and mortality among patients requiring mechanical ventilation for respiratory failure, conditions for which no effective therapies currently exist. The Company believes that these agents, if effective, may provide additional treatment options and opportunities which are not presently available to health care providers and their patients. The Company intends to further develop its product portfolio to exploit these potential opportunities through internal research and discovery efforts, in-licensing or product acquisitions.

  Maximize product opportunities by entering into late-stage collaborative relationships. The Company believes that by developing its products through mid- to late-stage clinical development before seeking potential development and/or commercialization partners, the Company is better positioned to (i) assess the potential value of its products, (ii) evaluate the commercialization requirements for such products and (iii) if advantageous, choose a suitable collaborative partner on more favorable terms than would be available if the Company were to enter into collaborative relationships for products in early-stage clinical or preclinical development. The Company is collaborating with Johnson & Johnson for the worldwide (excluding Canada) development and commercialization of LSF for the BMT and AML indications and with BioChem Pharma for the development and commercialization of LSF and CT-2584 in Canada. See "--Collaborations."

  Accelerate regulatory approval, market penetration and acceptance. The Company initially intends to launch its products for life threatening indications, followed by product line extensions to less urgent indications. The Company believes that this strategy will accelerate the regulatory review and approval of its products and facilitate their acceptance for use and adoption by health care providers, patients and third party payors. The Company intends to pursue approval for LSF for BMT and AML, and CT-2584 for advanced prostate cancer and sarcomas, under FDA initiatives intended to provide accelerated review and approval of therapies to treat patients suffering from serious, life-threatening or severely debilitating diseases and that provide a meaningful therapeutic benefit to patients over existing treatments. Once approval has been obtained for the initial indication, cti will seek to extend the use of LSF in less urgent, but clinically meaningful applications such as mucositis. However, there can be no assurance that any of the Company's products will be evaluated for regulatory approval on such an accelerated basis.

  Focused sales and marketing efforts. The Company intends to develop its own sales and marketing infrastructure in the United States to co-promote LSF with Johnson & Johnson as permitted under the Collaboration Agreement and to launch and commercialize its portfolio of other potential oncology products, either on its own or jointly with Johnson & Johnson or other collaborators. With respect to the commercialization of its oncology products outside the United States, and with respect to the worldwide commercialization of its portfolio of products for inflammatory and immune diseases, the Company's strategy is to pursue commercialization arrangements with collaborators, including Johnson & Johnson.

  Leverage proprietary technology to create a unique drug discovery platform for new product opportunities. The Company is leveraging its proprietary technology to create a unique platform for future drug discoveries. The Company believes that its oxidized lipid technologies and PA modulating enzymes, when coupled with high throughput screens and combinatorial diversity libraries, may provide the Company with unique therapeutic targets for drug development for cancer and inflammatory and immune diseases.

  Expand product portfolio through the acquisition of complementary technologies. The Company intends to pursue acquisition or in-licensing opportunities to expand its oncology portfolio of products with agents which complement the utility or deliverability of the Company's novel oncology products. Additionally, the Company believes it can also leverage its enabling oxidized lipid and phospholipid technologies to identify development opportunities in other disease states, such as diabetes or cardiovascular disease, where oxidized lipids may be implicated in the pathogenesis or manifestations of disease.

COLLABORATIONS

 Johnson & Johnson

  In November 1996, the Company entered into a Collaboration and License Agreement (the "Collaboration Agreement") with Ortho Biotech, Inc. and The R.W. Johnson Pharmaceutical Research Institute (a division of Ortho Pharmaceutical Corporation), each of which are wholly-owned subsidiaries of Johnson & Johnson (collectively, "Johnson & Johnson"), for the joint development and commercialization of LSF to prevent or reduce the toxic side effects among cancer patients receiving high dose radiation and/or chemotherapy followed by BMT. Upon execution of the Collaboration Agreement, Johnson & Johnson paid to cti a $5.0 million license fee. In September 1997, Johnson & Johnson exercised an option under the Collaboration Agreement to expand its participation to include the development of LSF to include the treatment of patients with AML undergoing high dose chemotherapy, and is obligated to make a $1.0 million payment to cti in connection with this milestone. The Company has recorded approximately $19.1 million in equity payments, license fees and development cost reimbursements from Johnson & Johnson as of June 30, 1997. Under the Collaboration Agreement, cti is responsible for the development of LSF in the United States, and Johnson & Johnson has committed to fund 60 percent of cti's budgeted development expenses incurred in connection with obtaining regulatory approval for LSF in the United States for the BMT and AML indications. Any development expenses in excess of such currently budgeted agreed upon amounts will be funded solely by cti unless otherwise mutually agreed. Johnson & Johnson will be responsible for obtaining regulatory approval for LSF for markets outside of the United States and Canada at its own expense.

  The Company and Johnson & Johnson will co-promote LSF in the United States, and each will share equally in any resulting operating profits and losses. Although cti and Johnson & Johnson will co-promote LSF in the United States, Johnson & Johnson will have primary responsibility for commercializing LSF. See "--Marketing." Johnson & Johnson has the exclusive right to develop and market LSF, at its own expense, for markets other than the United States and Canada, subject to specified royalty payments to cti. Johnson & Johnson will make additional payments to, and equity investments in, cti if certain milestones are achieved in the development and commercialization of LSF.

  In addition to participating in the development of LSF for BMT and AML indications, Johnson & Johnson also has certain options to expand the collaboration to include the development of LSF for any other indication for which LSF is being developed by cti. In the event that Johnson & Johnson exercises any such option, it would be required to fund 60 percent of cti's budgeted development expenses incurred in connection with the development of LSF for such indication, including expenses incurred prior to the exercise of such option, and would also be required to pay additional license fees and milestone payments to cti. Thereafter, any development expenses in excess of the then agreed upon budgeted amounts for any such additional indication would be funded solely by Johnson & Johnson unless otherwise mutually agreed. If Johnson & Johnson does not exercise such option with respect to any such indication, cti would be free to develop LSF for such indication either on its own or in collaboration with third parties. Johnson & Johnson also has the option to sponsor research at cti with respect to discovering compounds structurally related to LSF.

  The Company is dependent on the future payments from Johnson & Johnson to continue the development and commercialization of LSF as presently planned. Johnson & Johnson may terminate the Collaboration Agreement at any time and for any reason after November 8, 1997, subject to a six month notice period. Johnson & Johnson would have no further obligation to fund cti's development expenses related to LSF following such termination. However, the financial and other obligations of Johnson & Johnson (aside from Johnson & Johnson's obligation to make additional payments to, and equity investments in, cti if certain development milestones are achieved within the notice period) would continue during such six month notice period. In addition, Johnson & Johnson has the right to terminate the Collaboration Agreement at any time based on material safety or tolerability issues related to LSF upon 30 days notice. In the event of a termination of the Collaboration Agreement by Johnson & Johnson, cti would regain all development and commercialization rights. Without Johnson & Johnson's continued collaborative support, cti would not be able to continue the development of LSF as presently planned, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Risk Factors--Reliance on Relationship with Johnson & Johnson."

  In accordance with the terms of a Stock Purchase Agreement entered into between the Company and Johnson & Johnson Development Corporation ("JJDC"), a wholly-owned subsidiary of Johnson & Johnson, JJDC made a $5.0 million equity investment in cti upon execution of the Collaboration Agreement. Concurrent with the closing of the Company's initial public offering in March 1997, JJDC made an additional $3.0 million equity investment in the Company. It is currently anticipated that JJDC will make an equity investment of approximately $2.0 million in this Offering. Pursuant to the Stock Purchase Agreement, JJDC must make additional payments to, and equity investments in, cti if certain milestones are achieved in the development and commercialization of LSF.

 BioChem Pharma

  In March 1995, the Company entered into a collaboration agreement with BioChem Pharma for the development and commercialization of LSF and CT-2584 in Canada. Under this collaboration agreement, BioChem Pharma will be responsible for obtaining regulatory approval for LSF and CT-2584 in Canada. Although BioChem Pharma will have no obligation to conduct any research and development activities, it will have the right to have cti perform clinical trials in Canada at BioChem Pharma's expense. BioChem Pharma will have the exclusive right to commercialize LSF and CT-2584 in Canada, subject to the payment of royalties to cti. The Company will also receive payments under the collaboration agreement if certain milestones are achieved. BioChem Pharma may terminate this agreement with respect to any product at any time for any reason upon 30 days' notice. In connection with the collaboration agreement, BioChem Pharma made an equity investment in the Company of $2.5 million.

PATENTS AND PROPRIETARY RIGHTS

  The Company has dedicated significant resources to protect its intellectual property. In the United States, the Company has rights in 18 issued patents and 63 allowed or pending patent applications, including divisional patent applications and continuations-in-part, covering a variety of new chemical entities, pharmaceutical compositions, synthetic processes, methods of use, discovery research tools and diagnostics. Seven of the issued patents in which the Company has rights cover the pharmaceutical composition, commercial manufacturing process and oncology and anti-inflammatory methods of use for LSF, and six of the Company's allowed or pending patent applications cover other methods of use for LSF. One issued patent covers the chemical compounds and pharmaceutical compositions of CT-2584 and CT-3578. The Company intends to file additional patent applications, when appropriate, with respect to improvements in its core technology and to specific products and processes that it develops. Generally it is the Company's policy to file foreign counterparts in countries with significant pharmaceutical markets and a patent granting and enforcement infrastructure. The Company has filed 60 foreign national patent applications in 16 countries and the European Patent Office, including 20 counterparts of certain of its issued patents and allowed or pending U.S. patent applications for LSF and 14 counterparts of certain of its issued patents and allowed or pending U.S. patent applications for CT-2584 and CT-3578. There can be no assurance that any patents will issue from any present or future applications or, if patents do issue, that such patents will be issued on a timely basis or that claims allowed on issued patents will be sufficient to protect the Company's technology. In addition, there can be no assurance that the patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company. With respect to such issued U.S. patents or any patents that may issue in the future, there can be no assurance that they will effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

  The commercial success of the Company will also depend in part on the Company's neither infringing patents or proprietary rights of third parties nor breaching any technology licenses which relate to the Company's technologies and potential products. In general, the development of therapeutic products is intensely competitive and many pharmaceutical companies, biotechnology companies, universities and research institutions have filed and will continue to file patent applications and receive patents in this field. If patents are issued to other entities that contain competitive or conflicting claims with respect to the technology and compounds pursued by cti and such claims are ultimately determined to be valid, no assurance can be given that cti would be able to obtain licenses to these patents at a reasonable cost or develop or obtain alternative technology or compounds.

  The Company is aware of a patent belonging to third parties that could be interpreted to compromise the Company's freedom to sell LSF in the United States for certain non-oncology applications. The Company believes, upon advice of its patent counsel, that any such interpretation is relevant only in connection with the Company's use of LSF in preventing lung injury following traumatic injury (such as ALI and ARDS) or sepsis; and, irrespective of such interpretation, that the Company's planned manufacture, sale or use of LSF as described in this Prospectus does not infringe any valid claim of such third party patent. If such third party patent rights were interpreted to limit the use of LSF, the Company may be required to obtain a license from such parties. There can be no assurance that any such license would be available to the Company upon reasonably acceptable terms, if at all. The Company could also face significant costs associated with any litigation relating to such patent. See "Risk Factors--Ability to Protect Intellectual Property."

  The Company has sought and intends to aggressively seek patent protection in the United States, Europe and Japan to protect any products that it may develop. The Company also intends to seek patent protection or rely upon trade secrets to protect certain of its enabling technologies that will be used in discovering and evaluating new drugs which could become marketable products. However, there can be no assurance that such steps will effectively protect the technology involved. To protect any such trade secrets and other proprietary information, cti relies on confidentiality and material transfer agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for breach or that the Company's trade secrets will not otherwise become known or independently discovered by competitors. The Company also has its employees, members of its Scientific Advisory Board and Clinical Advisory Board, and its consultants enter into agreements requiring disclosure to cti of ideas, developments, discoveries or inventions conceived during employment or during consulting and assignment to cti of proprietary rights to such matters related to the business and technology of cti. The extent to which efforts, including interference proceedings, by others will result in patents and the effect on cti of the issuance of such patents is unknown. There has been significant litigation in the pharmaceutical and biotechnology industry regarding patents and other proprietary rights, and although the Company is not currently engaged in litigation regarding intellectual property matters, from time to time the Company sends and receives communications to and from third parties regarding such matters. In order to enforce any patents issued to the Company or determine the scope, validity or priority of other parties' proprietary rights, the Company may have to engage in litigation or interference or other administrative proceedings, which would result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that the Company's issued or licensed patents would be held valid. An adverse outcome in any litigation or interference or other administrative proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease or modify its use of such technology, any of which could have a material adverse effect on the Company.

  There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to cti's know-how or that others will not be issued patents which may prevent the sale of Company products or require licensing and the payment of significant fees or royalties by cti for the pursuit of its business. Trade secrets and other unpatented proprietary information of cti may be difficult to protect, notwithstanding confidentiality agreements with cti's employees and consultants. See "Risk Factors--Ability to Protect Intellectual Property."

MANUFACTURING

  The Company currently does not have the internal facilities to manufacture products under current Good Manufacturing Practices ("GMP") prescribed by the FDA. The Company seeks to develop such capacity through manufacturing relationships. The Company has qualified and selected manufacturers which it believes comply with GMPs and other regulatory standards, and LSF is currently being manufactured by third party vendors on a fee for service basis. In January 1997 the Company entered into a supply agreement with ChiRex, Ltd. ("ChiRex"), a British manufacturer of pharmaceutical intermediates and active ingredients, for the manufacture and supply of LSF and corresponding intermediate compounds. Under the terms of the agreement, ChiRex will manufacture and supply LSF bulk drug and a key intermediate compound in sufficient quantities to meet the Company's requirements for ongoing and future clinical trials and commercial requirements during product launch and commercialization. ChiRex is obligated to comply with all regulatory requirements and policies concerning GMPs for all phases of production. The agreement will expire on December 31, 2001, but may be terminated by cti upon 12 months written notice prior to such date.

  The Company believes it has developed a process for manufacturing LSF in its own laboratories and those of external manufacturers that would enable its manufacture in commercial quantities. Under the terms of the Collaboration Agreement with Johnson & Johnson, the Company will be responsible for the manufacture of LSF for development and commercialization purposes until November 8, 1999. Thereafter, Johnson & Johnson will assume responsibility for the manufacture of LSF. However, Johnson & Johnson may elect to assume responsibility for the manufacture of LSF at any time prior to such date. The Company currently uses ChiRex for the manufacture of LSF bulk drug and uses three suppliers for clinical trial quantities of the finished drug product. Following commercial launch of LSF, the Company expects that it will continue to use ChiRex to manufacture LSF bulk drug and expects that OMJ Pharmaceuticals, Inc., an affiliate of Johnson & Johnson, will be the Company's primary supplier for the finished drug product pursuant to the Collaboration Agreement.

  The Company has established a quality control and quality assurance program, including a set of standard operating procedures and specifications, designed to ensure that the Company's products are manufactured in accordance with GMPs and other applicable domestic and foreign regulations. However, the Company is and expects to continue to be dependent upon Johnson & Johnson and contract manufacturers such as ChiRex to comply with such procedures and regulations. There can be no assurance that Johnson & Johnson or these manufacturers will meet the Company's requirements for quality, quantity or timeliness. LSF has never been manufactured on a commercial scale, and no assurance can be given that the Company, together with Johnson & Johnson or such other third party contract manufacturers, will be able to make the transition to commercial production.

  If the Company develops other products with commercial potential outside of the Johnson & Johnson collaboration, cti will need to develop additional manufacturing resources, and may seek to enter into additional collaborative arrangements with other parties which have established manufacturing capabilities or may elect to have a third party such as ChiRex manufacture its products on a contract basis. The Company has recently entered into another such agreement with a third party vendor to furnish CT-2584 bulk drug substance for future clinical studies. If cti is unable to enter into collaborative relationships or to obtain or retain third party manufacturing on commercially acceptable terms, it may be delayed in its ability to commercialize its products or may not be able to commercialize its products as planned. The Company will be dependent upon such collaborators or third parties to supply it in a timely manner with products manufactured in compliance with GMPs or similar standards imposed by foreign regulators. Collaborators and contract manufacturers may violate GMPs, and the FDA has intensified its oversight of drug manufacturers. There can be no assurance that the FDA would not take action against a collaborator or a contract manufacturer who violates current GMPs. Such actions may include requiring such collaborator or contract manufacturer to cease manufacturing activities. See "Risk Factors--Reliance on Third Party Manufacturers; Manufacture of Products in Commercial Quantities."

MARKETING

  The Company intends to develop its own sales and marketing infrastructure in the United States to commercialize its portfolio of oncology products, including the oncology products that the Company plans to co-promote with Johnson & Johnson pursuant to the Collaboration Agreement and any other oncology products that the Company may commercialize, either on its own or, to the extent the Company enters into any commercialization arrangements, with collaborators. With respect to the commercialization of its oncology products outside the United States, and with respect to the worldwide commercialization of its portfolio of products for inflammatory and immune disease, the Company's strategy is to pursue commercialization arrangements with collaborators, including Johnson & Johnson.

  The Company has no experience in marketing, sales or distribution. The Company believes, however, that the United States oncology market is accessible by a limited marketing staff due to the concentrated market of prescribing physicians. Approximately 5,000 oncologists control the vast majority of prescriptions for cancer therapeutics. Under the Collaboration Agreement, Johnson & Johnson will have primary responsibility for commercializing LSF. To assist in commercializing LSF for the BMT and AML indications, cti will employ medical affairs and marketing personnel who will work with Johnson & Johnson's sales force to provide various medical and marketing support functions. In connection with the launch and commercialization of LSF for all other indications, cti will be permitted to provide its own field sales force to co-promote LSF under the direction and control of Johnson & Johnson. See "--Collaborations."

  If the Company develops additional products with commercial potential outside of the Johnson & Johnson collaboration, cti may need to develop marketing and additional sales resources, and may seek to enter into collaborative arrangements with third parties which have established marketing and sales capabilities or may choose to pursue the commercialization of such products on its own. There can be no assurance that the Company, Johnson & Johnson or, to the extent the Company enters into any commercialization arrangements with any other third parties, such other third parties, will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for products. There can be no assurance that cti will enter into any such alliances or that the terms of any such alliances will be favorable to cti. See "Risk Factors--Absence of Sales and Marketing Organization."

COMPETITION

  Competition in the pharmaceutical and biotechnology industries is intense. The Company faces competition from a variety of sources, both direct and indirect. The Company believes there may be several pharmaceutical or biotechnology companies that focus on cell membrane lipids in regulating cellular processes. Many other companies compete indirectly with cti for the same therapeutic indications but with different approaches by focusing, for example, on signal transduction, cell receptor technology, transcription factors and gene therapies. The Company also competes with other large pharmaceutical companies that produce and market synthetic compounds and with other specialized biotechnology firms in the United States, Japan, Europe and elsewhere. Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well funded research and development programs.

  The Company expects to encounter significant competition for the principal pharmaceutical products it plans to develop. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. Accordingly, the relative speed with which the Company and Johnson & Johnson or any future collaborators can develop products, complete preclinical testing and clinical trials and approval processes, and supply commercial quantities of the products to the market are expected to be important competitive factors. A number of biotechnology and pharmaceutical companies are developing new products for the treatment of the same diseases being targeted by cti. In some instances, such products have already entered late-stage clinical trials or received FDA approval.

  Significant levels of research in biotechnology, medicinal chemistry and pharmacology occur in academic institutions, governmental agencies and other public and private research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with cti in recruiting and retaining skilled scientific talent.

  The Company believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals and manufacture and successfully market its products either alone or through outside parties. Many of cti's competitors have substantially greater financial, marketing and human resources than cti. The Company will continue to seek licenses with respect to technology related to its field of interest and may face competition with respect to such efforts. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company. See "Risk Factors--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials," "-- Substantial Competition" and "--Ability to Protect Intellectual Property."

GOVERNMENT REGULATION

 Drug Approval Process

  Regulation by governmental authorities in the United States and other countries is a significant factor in the development, production and marketing of cti's proposed drug products. All of cti's products will require regulatory approval by governmental agencies prior to commercialization. In particular, new drugs are subject to rigorous preclinical and clinical testing and other approval procedures in the United States by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the testing, manufacturing, quality control, safety, labeling, storage, record-keeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations require the expenditure of substantial resources. Any failure by cti or its collaborators or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any product that cti may hope to develop and its ability to receive revenues therefrom. The Company has neither applied for nor received regulatory approval to market any products.

  The steps required before a new drug may be marketed in the United States include (i) preclinical laboratory, in vivo and formulation studies, (ii) the submission to the FDA of an Investigational New Drug application ("IND"), which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug in its intended indication, (iv) the submission of, for non-biologic drugs, an NDA to the FDA, and (v) the FDA approval of the NDA.

  In order to clinically test, produce and market products for diagnostic or therapeutic use, a company must comply with safety and efficacy requirements established by the FDA and comparable agencies in foreign countries. Before beginning human clinical testing of a potential new drug, a company must file an IND, which must become effective before clinical trials may begin, and receive clearance from the FDA. The IND is a summary of the preclinical studies which were carried out to characterize the drug, including toxicity and safety studies, as well as an in-depth discussion of the human clinical studies which have been conducted and those which are being proposed. Approval of a local institutional review board ("IRB") and informed consent of trial subjects is also required.

  Human clinical trials are typically conducted in three sequential phases which may overlap. Phase I involves the initial introduction of the drug into healthy human subjects or patients where the product is tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to (i) identify possible adverse effects and safety risks, (ii) determine the efficacy of the product for specific, targeted indications, and (iii) determine dosage tolerance and optimal dosage. When Phase II evaluation demonstrates that the product may be effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites. A pivotal Phase III trial is an adequate and well-controlled study which provides a primary basis for determining whether there is "substantial evidence" to support the claims of safety and effectiveness for new drugs and forms a critical component of an NDA. Usually two well-controlled clinical studies are required for approval of a new drug. The regulatory authority may suspend clinical trials at any point in this process if it concludes that clinical subjects are being exposed to an unacceptable health risk, that the study is not being conducted in compliance with applicable regulatory requirements, or for other reasons. See "Risk Factors--No Assurance of Successful Product Development; Uncertainties Related to Clinical Trials."

  The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product. Other information is also required in the NDA, including manufacturing and labeling information. The FDA may deny approval of an NDA if applicable regulatory criteria are not satisfied, or may require additional data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, a product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and it has the authority to prevent or limit further marketing of a product based on the results of these post-marketing programs. Any subsequent changes to the product, labeling or manufacturing may require additional FDA approval.

  Satisfaction of FDA requirements, or similar requirements by foreign regulatory agencies, typically takes several years and the time needed to satisfy them may vary substantially, based upon the type, complexity and novelty of the drug product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products being developed by the Company on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would have a material adverse affect on the Company's business. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse government regulations that might arise from future United States or foreign governmental action. See "Risk Factors--No Assurance of FDA Approval; Comprehensive Government Regulation."

  The FDA has implemented accelerated review and approval procedures for certain pharmaceutical agents that have been studied for their safety and effectiveness in treating serious life-threatening or severely debilitating diseases, and that provide a meaningful therapeutic benefit to patients over existing treatments. Products intended to remove a serious or life-threatening toxicity associated with cancer treatment may potentially qualify for review under these accelerated procedures. The Company believes that LSF may qualify for this accelerated review and approval process and has designed its pivotal Phase III BMT trial with the objective of securing accelerated approval. The FDA staff has indicated that priority review status may be appropriate for the Company's planned NDA for LSF for BMT indications. However, significant uncertainty exists as to the extent to which accelerated review and approval will be granted. The FDA retains considerable discretion in determining eligibility for accelerated review and approval. Accordingly, the FDA could employ such discretion to deny eligibility of LSF as a candidate for accelerated review or require additional clinical trials or other information before approving LSF. In addition, the approval of a product under the accelerated approval procedures is subject to various conditions, including the requirement to verify clinical benefit in postmarketing studies and the authority on the part of the FDA to withdraw approval under streamlined procedures if such studies do not verify clinical benefit or under various other circumstances. The Company cannot predict the ultimate impact, if any, of the accelerated approval process on the timing or likelihood of FDA approval of LSF or any of its other potential products.

  Facilities and manufacturing procedures used for the manufacture of products for clinical use or for sale must be operated in conformity with current GMP regulations, the FDA regulations governing the production of pharmaceutical products. The Company intends to operate its facilities or to arrange for the manufacture of products at facilities which are operated, as required, in accordance with GMPs where necessary; however, no assurance can be provided that such manufacture will successfully comply with GMPs. In addition, the FDA also regulates promotion, marketing and distribution of prescription drug products, particularly those subject to accelerated approval; and inspects drug manufacturers to evaluate compliance with regulatory requirements. Among other things, the FDA evaluates truthfulness and accuracy of materials submitted to it, or otherwise prepared by a drug manufacturer and may take legal or regulatory action against companies or their products if such materials contain any untrue statement of a material fact.

  Before the Company's products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. No assurance can be given that, even if a product is approved by a regulatory authority, satisfactory prices will be approved for such product.

  No assurance can be provided that the Company's INDs or NDAs will be successfully reviewed by the FDA, or that accelerated approval will apply or that similar applications will be successfully reviewed by foreign regulatory authorities. Further, the FDA and foreign authorities may at any time take legal or regulatory action against a product or the Company if it concludes that cti has not complied with applicable laws and regulations or that earlier evaluations of a product's safety or effectiveness may not have been adequate or appropriate. Such action may include, but is not limited to, restrictions on manufacture and shipment of products, seizure of products, injunctions and civil and criminal penalties. The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations which could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse governmental regulation which might arise from future legislative or administrative action, either in the United States or abroad.

 Third Party Reimbursement and Health Care Reform

  The commercial success of the Company's products under development will be substantially dependent upon the availability of government or private third-party reimbursement for the use of such products. There can be no assurance that Medicare, Medicaid, health maintenance organizations and other third-party payors will authorize or otherwise budget such reimbursement. Such governmental and third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that such products will be viewed as cost-effective or that reimbursement will be available to consumers or will be sufficient to allow the Company's products to be marketed on a competitive basis. Furthermore, federal and state regulations govern or influence the reimbursement to health care providers of fees and capital equipment costs in connection with medical treatment of certain patients. In response to concerns about the rising costs of advanced medical technologies, the current administration of the federal government has publicly stated its desire to reform health care, including the possibility of price controls and revised reimbursement policies. There can be no assurance that actions taken by the administration, if any, with regard to health care reform will not have a material adverse effect on the Company. If any actions are taken by the administration, such actions could adversely affect the prospects for future sales of the Company's products. Further, to the extent that these or other proposals or reforms have a material adverse effect on the Company's ability to secure funding for its development or on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's product candidates, the Company's ability to develop or commercialize its product candidates may be adversely affected. See "Risk Factors--Uncertainty of Pharmaceutical Pricing and Reimbursement."

  Given recent government initiatives directed at lowering the total cost of health care throughout the United States, it is likely that the United States Congress and state legislatures will continue to focus on health care reform and the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. The Company cannot predict the likelihood of passage of federal and state legislation related to health care reform or lowering pharmaceutical costs. In certain foreign markets pricing of prescription pharmaceuticals is already subject to government control. Continued significant changes in the nation's health care system could have a material adverse effect on the Company's business.

 Environmental Regulation

  In connection with its research and development activities and its manufacturing materials and products, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens, and wastes. Although the Company believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. See "Risk Factors--Use of Hazardous Materials."

FACILITIES

  The Company leases approximately 66,000 square feet of space at 201 Elliott Avenue West in Seattle, Washington for its executive office, laboratory and administrative operations. The lease expires January 31, 2003, with two consecutive five-year renewal options at the then prevailing market rent. Although the Company's existing and planned facilities are believed adequate to meet its present requirements, the Company currently expects that it will require additional office and laboratory space. Despite a decrease in local vacancy rates for commercial space, the Company currently anticipates that additional space will be available to it, when needed, on commercially reasonable terms. See "--Manufacturing."

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

HUMAN RESOURCES

  As of September 30, 1997 cti employed 160 individuals (including 46 holding doctoral or other advanced degrees). In recruiting additional staff members, cti expects to receive continued input from its consultants and members of its Scientific Advisory Board and Clinical Advisory Board.

  The Company's policy is to have each employee and consultant enter into an agreement which contains provisions prohibiting the disclosure of confidential information to anyone outside cti and requires disclosure to cti of ideas, developments, discoveries or inventions conceived during employment and assignment to cti of proprietary rights to such matters related to the business and technology of cti. The extent to which this policy will effectively protect cti's proprietary technology and trade secrets is unknown. See "--Patents and Proprietary Rights."

  The Company has assembled a Scientific Advisory Board ("SAB") composed of leaders in the fields of immunology, cell and molecular biology, and synthetic and medicinal chemistry, and a Clinical Advisory Board ("CAB") composed of leaders in the fields of hematology, oncology, immunology, cell and molecular biology, critical care and medicinal chemistry. The SAB assists cti in identifying scientific and product development opportunities, reviewing with management the progress of cti's specific projects, and recruiting and evaluating cti's scientific staff. The CAB assists cti in determining clinical regulatory strategy, interpreting clinical trial data and identifying optimal indications for cti's products. Although cti expects to receive guidance from the members of its SAB and CAB, all of such members are employed on a full-time basis by others and, accordingly, are not likely to devote more than a small portion of their time to cti. See "Management--Scientific Advisory Board" and "Management--Clinical Advisory Board."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the directors and executive officers of cti as of September 30, 1997:

NAME                             AGE POSITION
----                             --- --------
Max E. Link, Ph.D.(1)..........   57 Chairman of the Board of Directors
James A. Bianco, M.D.(1).......   41 President, Chief Executive Officer, and
                                     Director
Jack W. Singer, M.D............   54 Executive Vice President, Research Program
                                     Chairman, and Director
Louis A. Bianco................   44 Executive Vice President, Finance and
                                     Administration
Maurice J. Schwarz, Ph.D. .....   58 Executive Vice President, Product
                                     Development
Robert A. Lewis, M.D...........   52 Executive Vice President, Chief Scientific
                                     Officer
Susan O. Moore.................   48 Executive Vice President, Human Resource
                                     Development
Jack M. Anthony................   51 Executive Vice President, Marketing and
                                     Business Development
Dalton W. Weekley..............   55 Managing Director, Project Planning and
                                     Support
Jack L. Bowman(2)..............   65 Director
Jeremy L. Curnock Cook(1)(2)...   48 Director
Wilfred E. Jaeger, M.D.(2)(3)..   41 Director
Terrence M. Morris(2)(3).......   50 Director
Mary O'Neil Mundinger, D.P.H...   60 Director
Phillip M. Nudelman,
 Ph.D.(1)(3)...................   61 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Dr. Link joined the Board of Directors in July 1995 as its Vice Chairman and has served as Chairman of the Board of Directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as Chief Executive Officer of Corange, Limited ("Corange"), from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993. Dr. Link currently serves on the boards of directors of Alexion Pharmaceutical, Inc., Human Genome Sciences, Inc., Procept, Inc. and Protein Design Labs, Inc. and Sulzer Medica Ltd. Dr. Link received his Ph.D. in Economics from the University of St. Gallen.

  Dr. Bianco is the principal founder of cti and has been cti's President and Chief Executive Officer since February 1992 and a Director of cti since the Company's inception in September 1991. Prior to joining cti, Dr. Bianco was an Assistant Professor of Medicine at the University of Washington, Seattle, and an Assistant Member in the clinical research division of the Fred Hutchinson Cancer Research Center ("FHCRC"), the world's largest bone marrow transplantation center. From 1990 to 1992, Dr. Bianco was the director of the BMT Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in Biology and Physics from New York University and his M.D. from Mount Sinai School of Medicine.

  Dr. Singer is a founder and Director of cti and currently serves as cti's Executive Vice President, Research Program Chairman. Dr. Singer has been a Director of cti since the Company's inception in September 1991. From April 1992 to July 1995, Dr. Singer was cti's Executive Vice President, Research and Development. Prior to joining cti, Dr. Singer was Professor of Medicine at the University of Washington and full Member of the FHCRC. From 1975 to 1992, was the Chief of Medical Oncology at the Veterans Administration Medical Center in Seattle. In addition, from 1978 to 1992, he served as director for the National Transplant Board for the

Veterans Administration. Dr. Singer has authored approximately 220 scientific publications in the areas of cell biology, hematopoiesis and BMT. Prior to joining cti, he headed the Growth Factor Research Program at the FHCRC. Dr. Singer received his B.A. degree in Mathematics from Columbia College and his M.D. from State University of New York, Downstate Medical College. His clinical training was performed at the University of Chicago and at the University of Washington.

  Mr. Bianco is a founder of cti and has been cti's Executive Vice President, Finance and Administration since February 1, 1992, and a Director of cti from the Company's inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a Vice President at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University.

  Dr. Schwarz has been cti's Executive Vice President, Product Development since May 1994. Dr. Schwarz held a variety of product development positions at Ciba-Geigy for 26 years prior to joining cti, most recently as Vice President of Pharmaceutical and Analytical Development and Chairman of the Development Operations Board at Ciba-Geigy Pharmaceuticals Division. Dr. Schwarz received his B.A. and Ph.D. degrees in Chemistry from the University of Oregon.

  Dr. Lewis has been cti's Executive Vice President, Chief Scientific Officer since April 1996. From September 1994 to May 1995, Dr. Lewis was Senior Vice President and Director, Preclinical Research and Development at Syntex-Roche ("Syntex"). From February 1992 to September 1994, he was President, Discovery Research at Syntex. From February 1986 to February 1992, he held various Senior and Executive Vice Presidential offices at Syntex. While at Syntex, he held associate professorships at Stanford University and at the University of California, San Francisco, where he also held an adjunct professorship from 1992 to 1994. Prior to joining Syntex, Dr. Lewis was an Associate Professor of Medicine at Harvard Medical School where he authored 150 publications on mast cell biology and oxidized lipids. Dr. Lewis received his M.D. from the University of Rochester and B.S. degree in Chemistry from Yale University.

  Ms. Moore has been cti's Executive Vice President, Human Resource Development since July 1995. From March 1993 to July 1995, Ms. Moore was cti's Vice President of Human Resources. Prior to joining cti in March 1993,
Ms. Moore was self-employed as a compensation consultant. From 1991 to December 1992, Ms. Moore was the Director of Human Resources of ICOS Corporation, a biotechnology company.

  Mr. Anthony has been cti's Executive Vice President, Marketing and Business Development since January 1997. From April 1996 to January 1997, Mr. Anthony was cti's Vice President of Marketing and Business Development. Prior to joining cti, Mr. Anthony was Vice President of Marketing and Business Development at Inhale Therapeutic Systems, a drug delivery company, from October 1994 to April 1996. From August 1989 to October 1994, he was Vice President of Marketing and Business Development of Applied Immune Sciences, a cell and gene therapy concern. From 1973 to 1989, Mr. Anthony held various executive management positions at Baxter Healthcare Corporation, most recently as Vice President, Blood Therapy Group.

  Mr. Weekley has been cti's Managing Director, Project Planning and Support since July 1995. From April 1994 to July 1995, Mr. Weekley was cti's Director of Planning Support Services. Prior to joining cti, he was an Executive Director/Senior Consultant of Milestone Computing, Inc., a management consulting firm.

  Mr. Bowman has been a Director of cti since April 1995. From 1987 until January 1994, Mr. Bowman was a Company Group Chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the Board of Trustees of The Johns Hopkins University and serves on the board of directors of NeoRx Corporation, CytRx Corporation, PharmaGenics, Inc. and Cellegy Pharmaceuticals, Inc. and Targeted Genetics Corp.

  Mr. Curnock Cook has been a Director of cti since March 1995. Mr. Curnock Cook has been a director of the Bioscience Unit of Rothschild Asset Management Limited since 1987. He is a director of several British companies, including The International Biotechnology Trust, plc, Biocompatibles International, plc, and Cantab Pharmaceuticals plc. He also serves on the boards of directors of Creative Biomolecules, Inc., Targeted Genetics, Corp., Sugen Inc. and Ribozyme Pharmaceuticals, Inc. in the United States and Inflazyme Pharmaceuticals Inc. in Canada.

  Dr. Jaeger has been a Director of cti since September 1992. Dr. Jaeger is a founding general partner of Three Arch Partners, a venture capital firm which focuses on health care investments. Prior to joining Three Arch Partners in 1993, he was a partner at Schroder Venture Advisers (presently named Collinson Howe Venture Partners) and The Phoenix Partners. Dr. Jaeger is also a director of Intensiva Healthcare Corporation and several privately held companies. Dr. Jaeger received his M.D. from the University of British Columbia in Vancouver, B.C., Canada, in 1981. He practiced medicine for six years before earning an M.B.A. from Stanford University.

  Mr. Morris has been a Director of cti since July 1995. He is the Chief Executive Officer of T. Morris & Company (d/b/a Morningside Ventures), which advises Kummell Investments Limited, an international investment concern based in Hong Kong, on its private venture capital portfolio. Mr. Morris has served as Chief Executive Officer of Morningside Ventures since 1991. His previous positions include product line manager at Baxter Healthcare Corporation and strategy consultant with the Boston Consulting Group. Mr. Morris is a director of several privately held companies.

  Dr. Mundinger has been a Director of cti since April 1997. Since 1986, she has been a Dean and Professor at the School of Nursing, and an Associate Dean on the Faculty of Medicine at Columbia University. Dr. Mundinger is a Commissioner on the Commonwealth Fund Commission on Women's Health and also serves on the Board on Health Care Services, Institute of Medicine of the National Academy of Science, the Walt Disney Imagineering "Wonders of Medical Life" Medical Advisory Board and the Health Policy Advisory Committee. Dr. Mundinger also serves on the editorial board of National Health Publishing Company, Inc. Dr. Mundinger is a cum laude graduate of the University of Michigan and received her Doctorate of Public Health from Columbia's School of Public Health.

  Dr. Nudelman has been a Director of cti since March 1994. Since 1990 Dr. Nudelman has been the President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman is a member of the American Hospital Association House of Delegates, Regional Policy Board, and chairs the Governing Counsel for Health Care Systems. Dr. Nudelman serves on the boards of directors of Advanced Technology Laboratories, Inc., SpaceLabs Medical, Inc., Cytran Ltd. and Intensiva Healthcare Corporation. Dr. Nudelman received his B.S. degree in Microbiology, Zoology and Pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in Health Systems Management from Pacific Western University.

  The Board of Directors of cti is divided into three approximately equal classes of Directors serving staggered three-year terms and until their successors are elected and qualified. As a result, approximately one-third of the total number of Directors will be elected every year. The current terms of Dr. Nudelman and Messrs. Bowman and Curnock Cook expire in 1998; the current terms of Drs. Link and Jaeger and Mr. Morris expire in 1999; and the current terms of Drs. Bianco, Singer and Mundinger expire in 2000. Executive Officers of cti serve at the discretion of the Board of Directors. Under cti's Bylaws, the number of Directors constituting the entire Board of Directors may be decreased or increased by majority action of either the Board of Directors or the shareholders, but no decrease in the number of Directors may have the effect of shortening the term of any incumbent Director. Currently, the Board of Directors has fixed the number of Directors at nine. James A. Bianco and Louis A. Bianco are brothers.

SCIENTIFIC ADVISORY BOARD

  The Company has a Scientific Advisory Board and plans to make arrangements from time to time with other scientists to work with cti's management and the Scientific Advisory Board. The Scientific Advisory Board is chaired by Dr. Michael R. Hanley. Scientific Advisory Board members are expected to meet as a board with management and key scientific employees of cti on a semi-annual basis and in smaller groups or individually from time to time on an informal basis. The Scientific Advisory Board members assist cti in identifying scientific and product development opportunities, reviewing with management the progress of cti's specific projects, and recruiting and evaluating cti's scientific staff. Members of cti's Scientific Advisory Board are leaders in the fields of immunology, cell and molecular biology, and synthetic and medicinal chemistry.

  Current Members of cti's Scientific Advisory Board include:

  Michael R. Hanley, Ph.D. is the Chairman of cti's Scientific Advisory Board. He is a Professor, Department of Biological Chemistry, at the University of California, Davis School of Medicine. He is a noted authority in cell communication processes and proto-oncogenes, as well as an expert in phosopholipid signaling mechanisms in the central nervous system focusing on regulation of neurotransmitter receptors. Dr. Hanley has authored over 80 manuscripts and has served as an editorial member for several journals, including Molecular and Cellular Neurobiology and Nature.

  Irwin M. Arias, M.D. is a Professor and Chairman of the Department of Physiology at Tufts University School of Medicine. He is a noted authority in the physiology of multidrug resistance proteins. He is the recipient of numerous awards and honors.

  Lewis Cantley, Ph.D. is a noted authority in cellular biochemical signaling pathways that employ phosphatidyl inositol and its metabolites and is the discoverer of one of the most critical enzymes in those pathways, the PI3 Kinase. He is currently Professor of Cell Biology at Harvard Medical School and Chief of the Division of Signal Transduction in the Department of Medicine, Beth Israel Hospital, Boston and is the author of over 180 publications.

  Edward A. Dennis, Ph.D. is the Vice Chair of Medical Biochemistry at the University of California, San Diego. He is a noted authority on phospholipases, cell signaling and phospholipid metabolism. Dr. Dennis serves on the Scientific Advisory Board and Management Committee of, and chairs the Management Executive Board of, the Keystone Symposia. He sits on the Editorial Board of the Journal of Cellular Biochemistry and on the Publications Committee of the American Society for Biochemistry and Molecular Biology. He has authored over 185 manuscripts.

  Edwin Krebs, M.D. is a Professor Emeritus, Department of Pharmacology and Biochemistry, at the University of Washington in Seattle and a Senior Investigator Emeritus at the Howard Hughes Medical Institute. He is a recognized authority on the mechanisms of action of second messengers, including protein kinases and phosphorylation reactions. He is the recipient of numerous awards and honors and has authored 297 manuscripts. In 1992, Dr. Krebs was awarded the Nobel Prize in Physiology of Medicine for his work on second messenger pathways.

  L. Jackson Roberts, II, M.D. is an internationally-recognized authority on the oxidative metabolism of polyunsaturated fatty acids. He is known for having identified PGD2 as the major mast cell lipid mediator and, more recently, for having originated the field of studying non-enzymatically-generated prostanoids, including the isprostanes and neuroprostanes. He is currently Professor of Pharmacology and Medicine at Vanderbilt University and is the author of over 170 publications.

  The Company has entered into consulting agreements with each member of the Scientific Advisory Board. These agreements generally have a three-year term and may be terminated by either party upon 30 days' written notice. These agreements generally restrict the consultant from competing with cti during the term of the agreement. These agreements contain provisions prohibiting the disclosure of confidential information to anyone outside of cti and require disclosure to cti of ideas, developments, discoveries or inventions conceived during consulting and assignment to cti of proprietary rights to such matters related to the business and technology of cti. Each consultant is required to serve on cti's Scientific Advisory Board and provide such other consulting services as cti may reasonably request. Each Scientific Advisory Board member is paid an annual fee and is granted an option to purchase Common Stock.

CLINICAL ADVISORY BOARD

  The Company has a Clinical Advisory Board which meets with cti's management and the Scientific Advisory Board not less than three times per year and in smaller groups or individually from time to time on an informal basis. The Clinical Advisory Board members assist cti in determining its clinical regulatory strategy, interpreting clinical trial data and identifying optimal indications for its products. Members of cti's Clinical Advisory Board are leaders in the fields of hematology, oncology, immunology, cell and molecular biology, critical care and medicinal chemistry.

  Current members of cti's Clinical Advisory Board include:

  E. Donnall Thomas, M.D. is the Chairman of cti's Clinical Advisory Board. He is the former Associate Director of Clinical Research and presently a Professor Emeritus at the FHCRC. Dr. Thomas was a founding member of the FHCRC. His research has spanned a wide array of fields from radiation biology to developmental immunology, and from cancer causing genes to gene transfer therapies. For his pioneering work in BMT, Dr. Thomas was awarded the Nobel Prize for Medicine in 1990. Among the other honors awarded to Dr. Thomas in recognition of his medical research are the American Cancer Society Award for Distinguished Service in Basic Research and the Kettering Prize of the General Motors Cancer Research Foundation. He is a member of the U.S. National Academy of Sciences.

  Karen H. Antman, M.D. is the Chief of the Division of Medical Oncology, College of Physicians & Surgeons of Columbia University. Dr. Antman is an expert in emerging treatment strategies for solid tumors, notably breast cancer and sarcomas. From 1994 to 1995 she served as President of the American Society of Clinical Oncology. Since 1993 Dr. Antman has served on the Sarcoma Committee of the Southwest Oncology Group, and has been its chairperson since 1995. From 1993 to 1994 she was program committee chair of the American Association for Cancer Research. She is on the editorial board of several prestigious journals, including Associate Editor of The New England Journal of Medicine. She has authored over 100 manuscripts and textbooks.

  Frederick Appelbaum, M.D. is the Director of Clinical Research and Senior Vice President of the FHCRC. He is a recognized authority in the treatment of patients with leukemia and lymphoma. He serves on several editorial boards and national committees, including the FDA Advisory Committee on Biologics; serves as Chairman of the Southwest Oncology Group Leukemia Committee; and serves on the Board of Directors of the American Society for Blood and Marrow Transplantation. He has authored more than 450 manuscripts.

  H. Franklin Bunn, M.D. is the Director of the Hematology Division of the Brigham and Women's Hospital and Professor of Medicine at Harvard Medical School. His research interest focuses on blood cell production and regulation. He is the recipient of numerous awards and honors and is Chairman of the Advisory Committee of the American Society of Hematology.

  O. Michael Colvin, M.D. is the Director of the Duke Comprehensive Cancer Center at Duke University Medical Center. Dr. Colvin is an expert in therapeutic drug modeling and rational drug design. His work led to the discovery of several chemotherapeutic agents. He was previously Chief of the Division of Pharmacology and Experimental Therapeutics at The Johns Hopkins Oncology Center. He has authored over 100 manuscripts.

  Milo Gibaldi, Ph.D. is the Gibaldi Endowed Professor of Pharmaceutics of the School of Pharmacy at the University of Washington, with past faculty appointments at Columbia University and the State University of New York at Buffalo. His expertise in drug metabolism has led to consultantships with such pharmaceutical firms as Hoffman-LaRoche, Ciba-Geigy and Glaxo. Dr. Gibaldi has also served on FDA's Panel on Generic Drugs. His research has focused on gastrointestinal absorption of drugs and the development of stable formulations for therapeutic compounds.

  William P. Peters, M.D., Ph.D. is a Director of the Meyer L. Prentis Comprehensive Cancer Center of Metropolitan Detroit and the President and Chief Executive Officer of the Karmanos Cancer Institute. He is a recognized leader in the use of dose-intensive chemotherapy regimens with peripheral blood stem cell support as a cost-effective approach to the treatment of cancer. He has published extensively and is the recipient of many honors and awards, among them the American Cancer Society Clinical Fellowship Award and the R. Wayne Rundles Award for Excellence in Cancer Research.

  Thomas A. Raffin, M.D. is the Chief of the Division of Pulmonary and Critical Care Medicine of the Stanford University Medical Center. He is a recognized authority on mechanisms of ALI, Multi-Organ Failure and Systemic Inflammatory Response Syndrome among critically ill patients. He serves on numerous editorial boards and societies, including the Editorial Board of Chest and Critical Care Medicine, the American Thoracic Society and the Society of Critical Care Medicine. He has authored more than 175 manuscripts and 60 chapters.

  Merle A. Sande, M.D. is a Professor and the Chairman of the Department of Medicine at the University of Utah, School of Internal Medicine. He is a noted authority in infectious disease and serves on the editorial boards of several journals, including Journal of Infectious Disease and Infection and Immunity. He is a member of the Infectious Disease Society of America.

  Thomas E. Starzl, M.D., Ph.D. is the Director of the Transplantation Institute of the University of Pittsburgh. He is a noted expert in the field of immunology and solid organ transplantation. He is the recipient of numerous awards and was founding President of several prestigious societies, including the American Society of Transplant Surgeons. He has authored approximately 1,400 manuscripts and more than 160 book chapters.

  The Company has entered into consulting agreements with each member of the Clinical Advisory Board. These agreements generally have a three-year term and may be terminated by either party upon 30 days' written notice. These agreements generally restrict the consultant from competing with cti during the term of the agreement. These agreements contain provisions prohibiting the disclosure of confidential information to anyone outside of cti and require disclosure to cti of ideas, developments, discoveries or inventions conceived during consulting and assignment to cti of proprietary rights to such matters related to the business and technology of cti. Each consultant is required to serve on cti's Clinical Advisory Board and provide such other consulting services as cti may reasonably request. Each Clinical Advisory Board Member is paid an annual fee and is granted an option to purchase Common Stock.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock, at September 30, 1997, by (i) all shareholders known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each of the Company's Directors, the Company's chief executive officer and the three other most highly compensated executive officers who were serving as executive officers at September 30, 1997 and (iii) all Directors and executive officers as a group:

                                                                PERCENTAGE
                                                               OWNERSHIP(1)
                                                             -----------------
                                         NUMBER OF SHARES     BEFORE   AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIALLY OWNED(1) OFFERING OFFERING
------------------------------------   --------------------- -------- --------
LGT Capital...........................       1,766,700        13.52%   11.73%
 50 California Street, 27th Floor
 San Francisco, CA 94104
The International Biotechnology Trust        1,358,156        10.40     9.02
 plc(2)...............................
 c/o Rothschild Asset Management
 Limited
 Five Arrows House
 St. Swithin's Lane
 London, England EC4N 8NR
Kummell Investments Limited(3)........       1,287,456        9.86     8.55
 922 Europort
 Gibraltar
Biotechnology Investment Group,                948,801         7.26     6.29
L.L.C.(4).............................
Collinson Howe Venture Partners, Inc.
Edward Blech Trust
Jeffrey J. Collinson
Schroder Ventures Limited Partnership
Schroder Ventures U.S. Trust
Schroders Incorporated
 c/o Collinson Howe Venture Partners
 1055 Washington Boulevard
 Stamford, CT 06901
Johnson & Johnson Development                  743,262         5.69     5.79
 Corporation(5).......................
 One Johnson & Johnson Plaza
 New Brunswick, NJ 08933
The Phoenix Partners(6)...............         724,592         5.55     4.81
 1000 Second Avenue, Suite 3600
 Seattle, WA 98104
James A. Bianco, M.D.**(7)............         387,804         2.94     2.56
Jack L. Bowman**(8)...................          24,763            *        *
Jeremy L. Curnock Cook**(9)...........       1,379,109        10.54     9.14
Wilfred E. Jaeger, M.D.**(10).........          22,667            *        *
Max E. Link, Ph.D.**..................          40,952            *        *
Terrence M. Morris**(11)..............          20,953            *        *
Mary O'Neil Mundinger, D.P.H.**(12)...           2,858            *        *
Phillip M. Nudelman, Ph.D.**(13)......          24,191            *        *
Jack W. Singer, M.D.**(14)............         225,470         1.72     1.49
Louis A. Bianco(15)...................         153,326         1.17     1.01
Robert A. Lewis, M.D.(16).............          10,001            *        *
Maurice J. Schwarz, Ph.D.(17).........          31,476            *        *
All Directors and executive officers
 as a group (15 persons)(18)..........       2,380,128        17.68    15.39

--------
   * Less than 1%
  ** Denotes Director of the Company

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Commission. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
 (2) Consists of 1,358,156 shares of Common Stock beneficially owned by The International Biotechnology Trust plc, a company formed under the laws of England ("IBT") and managed by Rothschild Asset Management Limited ("Rothschild"). Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild, and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. Rothschild is advisor to Biotechnology Investment Limited ("BIL") and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. See footnote (9) below.
 (3) Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell Investments Limited ("Kummell") on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (11) below.
 (4) Biotechnology Investment Group, L.L.C., a Delaware limited liability company ("BIG") is a limited liability company which was created to acquire, hold, protect, manage and dispose of equity, debt and derivative securities of biotechnology and other companies. 771,429 of the shares of Common Stock held by BIG were acquired in January 1995 from The Edward Blech Trust ("EBT"). The sole beneficiary of EBT is the minor child of David Blech, a founder, former director and shareholder of the Company.
     The present members of BIG are (i) the managing member, Collinson Howe Venture Partners ("CHVP"), an investment management firm of which Jeffrey
     J. Collinson is President, sole director and majority shareholder, (ii) EBT, and (iii) Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement") among WTC, BIG and BIO Holdings L.L.C. ("Holdings"). The managing member of BIG is CHVP. The members of BIG share voting and investment power with respect to all shares held of record by BIG. 771,429 shares held of record by BIG have been pledged as collateral to Citibank, N.A. ("Citibank") to secure indebtedness owed to such bank. Each of Citibank and Holdings has the right pursuant to the Voting Trust Agreement to direct certain actions of WTC as a member of BIG. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David Blech and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement. By virtue of their status as members of BIG, each of CHVP and EBT may be deemed to be the beneficial owner of all shares held of record by BIG. By virtue of his status as the majority owner and controlling person of CHVP, Jeffrey J. Collinson may also be deemed the beneficial owner of all shares held of record by BIG. Each of CHVP, EBT and Mr. Collinson disclaims beneficial ownership of shares held by BIG except to the extent of such person's proportionate interest therein. CHVP is a venture capital investment management firm which is the managing member of BIG, and is the investment advisor to Schroder Ventures Limited Partnership ("SVLP"), Schroder Ventures U.S. Trust ("SVUST") and Schroders Incorporated ("SI"). As such, CHVP has or shares voting and investment power with respect to the shares held by BIG, SVLP, SVUST and SI and may be deemed to be the beneficial owner of such shares. The shares listed above consist of (i) 815,755 shares of Common Stock held by BIG, 66,991 shares of Common Stock held by SVLP, 16,748 shares of Common Stock held by SVUST and 36,449 shares of Common Stock held by SI, and (ii) an additional 8,230, 2,057 and 2,571 shares of Common Stock issuable upon exercise of options beneficially owned by SVLP, SVUST and SI, respectively, pursuant to an agreement with Dr.
     Jaeger. See footnotes (5) and (10) below.
 (5) Percentage of shares beneficially owned after the Offering includes an estimated 129,555 shares of Common Stock currently anticipated to be purchased by JJDC in this Offering. See "JJDC Investment."
 (6) Consists of 190,133 shares of Common Stock held by The Phoenix Partners
     II Limited Partnership Liquidating Trust ("PPII"), 234,459 shares of
     Common Stock held by The Phoenix Partners III Limited Partnership ("PPIII"), and 300,000 shares of Common Stock held by The Phoenix
     Partners IV Limited Partnership ("PPIV"). Stuart C. Johnston and David B. Johnston are the Managing General Partner and Non-Managing General
     Partner, respectively, of Phoenix Management Partners II ("PMPII"), which is the General Partner of PPII, the Managing General Partner and Non-Managing General Partner, respectively, of Phoenix Management Partners
     III ("PMPIII"), which is the General Partner of PPIII, and the Managing Member and Non-Managing Member, respectively, of Phoenix Management IV
     LLC ("PMIV"), which is the General Partner of PPIV. As such, Mr. Stuart
     C. Johnston and Mr. David B. Johnson each have voting and investment power with respect to the shares held by PPII, PPIII and PPIV, and may be deemed to be the beneficial owner of such shares. Mr. Stuart Johnston and Mr. David B. Johnston disclaim beneficial ownership of shares held by PPII, PPIII and PPIV, except to the extent of their proportionate partnership interest therein. PPII and PMPII disclaim beneficial ownership of the shares held by PPIII and PPIV; PPIII and PMPIII disclaim beneficial ownership of the shares held by PPII and PPIV; and PPIV and PMIV disclaim beneficial ownership of the shares held by PPII and PPIII.
 (7) Includes 114,146 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 109,526 shares issuable upon exercise of options not yet vested. 52,382 of such options vest in equal installments on December 5, 1997 and 1998, and 57,144 of such options vest in equal installments on November 19, 1998 and 1999.
 (8) Consists of 24,763 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 1,905 shares issuable upon exercise of options not yet vested. Such options vest on May 22, 1998.
 (9) Includes 1,358,156 shares of Common Stock beneficially owned by IBT. IBT is managed by Rothschild and Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein.
     Also includes an immediately exercisable option to purchase 20,953 shares of Common Stock. Mr. Curnock Cook is a shareholder, but is not an officer or director, of BIL. See footnote (2) above.
(10) Consists of 22,667 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 12,858 shares issuable upon exercise of options beneficially owned by affiliates of CHVP pursuant to an agreement with Dr. Jaeger. Dr. Jaeger, a director of the Company, is a former partner at CHVP. Dr. Jaeger disclaims beneficial ownership of shares of Common Stock beneficially owned by affiliates of CHVP. See footnote (4) above.
(11) Consists of an immediately exercisable option to purchase 20,953 shares of Common Stock. Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (3) above.
(12) Consists of an immediately exercisable option to purchase 2,858 shares of Common Stock.
(13) Consists of 24,191 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 1,905 shares issuable upon exercise of options not yet vested. Such options vest on May 22, 1998.
(14) Includes 25,721 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 23,810 shares issuable upon exercise of options not yet vested. 4,762 of such options vest in equal installments on December 5, 1997 and 1998, and 19,048 of such options vest in equal installments on November 7, 1998 and 1999.
(15) Includes 50,816 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 25,715 shares issuable upon exercise of options not yet vested. 11,429 of such options vest in equal installments on December 5, 1997 and 1998, and 14,286 of such options vest in equal installments on November 7, 1998 and 1999.
(16) Consists of an immediately exercisable option to purchase 10,001 shares of Common Stock. Does not include 57,144 shares issuable upon exercise of options not yet vested. 28,585 of such options vest on April 1, 1998, 14,273 of such options vest on April 1, 1999, and 14,286 of such options vest in equal installments on November 7, 1998, and 1999.
(17) Includes 30,476 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. Does not include 26,668 shares issuable upon exercise of options not yet vested. 7,620 of such options vest in equal installments on December 5, 1997 and 1998, and 19,048 of such options vest in equal installments on November 7, 1998 and 1999.
(18) Includes an aggregate of 398,753 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997. See footnotes (8) through (17).

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, NationsBanc Montgomery Securities, Inc. and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   UBS Securities LLC.................................................
   NationsBanc Montgomery Securities, Inc.............................
   Raymond James & Associates, Inc. ..................................
                                                                       ---------
     Total............................................................ 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus, and to certain dealers at
such price less a concession not in excess of $.   per share. The Underwriters
may allow and such dealers may reallow a concession not in excess of $.   per
share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

  It is currently anticipated that Johnson & Johnson Development Corporation ("JJDC"), an affiliate of one of the Company's collaborative partners and an existing shareholder, will purchase from the Underwriters shares of Common Stock having an aggregate purchase price of approximately $2.0 million (the "JJDC Investment") at the per share Price to Public set forth on the cover of this Prospectus. At an assumed offering price of $15.44 per share, JJDC will purchase an aggregate of 129,555 shares of Common Stock. The JJDC Investment will be registered in this Offering and covered by the Underwriting Agreement. The Underwriters will not receive underwriting discounts or commissions on the JJDC Investment. See "JJDC Investment" and "Business--Collaborations."

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

  The officers, directors and certain other shareholders of the Company, who will beneficially own in the aggregate approximately 4,410,846 shares of Common Stock after the Offering, have agreed that, except as noted below, they will not, without the prior written consent of UBS Securities LLC, during the period ending 90 days after the date of this Prospectus, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the date of this Prospectus, except that the Company may issue stock upon the exercise of options and warrants granted prior to the date hereof, and may issue additional stock and grant additional options, under its stock option and stock purchase plans in effect on the date hereof.

  In connection with the offering of the Common Stock and in compliance with applicable law and industry practice, the Underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits UBS Securities LLC, as managing underwriter, to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock originally sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. The Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Davis Wright Tremaine LLP, Seattle, Washington. Certain legal matters related to the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors-- Ability to Protect Intellectual Property" and "Business--Patents and Proprietary Right" will be passed upon by Foley & Lardner, Washington, D.C., patent counsel to the Company. Venture Law Group, A Professional Corporation, Menlo Park, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. Michael J. Kennedy, a partner of Brobeck, Phleger & Harrison LLP, is Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements of Cell Therapeutics, Inc. appearing in cti's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Registration Statement, including exhibits thereto, and such reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

    (3) the description of the Company's capital stock contained in the Company's Registration Statement on Form 10 filed on April 29, 1996 (as amended on June 27, 1996 and June 28, 1996), and the description of the Company's Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A filed on November 15, 1996.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified of superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Investor Relations, Cell Therapeutics, Inc., 201 Elliott Avenue West, Seattle, Washington 98119, telephone (206) 282-7100.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or any other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus or that there has been no change in the affairs of the Company since such date.

                                 ------------

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  16
JJDC Investment..........................................................  16
Price Range of Common Stock..............................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  23
Management...............................................................  44
Principal Shareholders...................................................  50
Underwriting.............................................................  53
Legal Matters............................................................  54
Experts..................................................................  54
Available Information....................................................  55
Incorporation of Certain Documents by
 Reference...............................................................  55

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,000,000 Shares


                          [LOGO OF CTI APPEARS HERE]

                            Cell Therapeutics, Inc.

                                 Common Stock

                            -----------------------
                                  PROSPECTUS

                                October  , 1997
                            -----------------------


                                UBS Securities

                    NationsBanc Montgomery Securities, Inc.

                       Raymond James & Associates, Inc.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.

   SEC Registration Fee............................................... $  9,279
   NASD Filing Fee....................................................    3,562
   Nasdaq National Market Listing Fee.................................   17,500
   Printing and Engraving Expenses....................................  100,000
   Legal Fees and Expenses............................................  250,000
   Accounting Fees and Expenses.......................................   20,000
   Blue Sky Fees and Expenses.........................................   10,000
   Miscellaneous Expenses.............................................   39,659
                                                                       --------
     Total............................................................ $450,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Registrant's Restated Bylaws (Exhibit 4.8 hereto) provides for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

  Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant's Restated Articles of Incorporation (Exhibit 4.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

  The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant's Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of
Section 16(b) of the Securities Exchange Act of 1934, as amended, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  1.1     Form of Underwriting Agreement between UBS Securities LLC,
           NationsBanc Montgomery Securities, Inc., Raymond James & Associates,
           Inc., and the Registrant.
  4.1(1)  Registrant's Restated Articles of Incorporation.
  4.2(1)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Establishing a Series of Preferred Stock (Series A
           Convertible Preferred Stock).
  4.3(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Reducing the Number of Authorized Shares of Series A
           Convertible Preferred Stock.
  4.4(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Establishing a Series of Preferred Stock (Series B
           Convertible Preferred Stock).
  4.5(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Establishing a Series of Preferred Stock (Series C
           Preferred Stock).
  4.6(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation of Cell Therapeutics, Inc. Effecting a Reverse Stock
           Split.
  4.7*    Registrant's Articles of Amendment to Restated Articles of
           Incorporation of Undesignating Series A and Series B Preferred
           Stock.
  4.8(3)  Registrant's Restated Bylaws.
  4.9(4)  Specimen Common Stock Certificate.
  4.10(5) Form of Rights Agreement dated as of November 11, 1996, between the
           Registrant and Harris Trust Company of California, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights
           to Purchase Preferred Stock as Exhibit B and the Form of Certificate
           of Designation of the Series C Preferred Stock as Exhibit C.


  5.1     Opinion of Davis Wright Tremaine LLP.
 23.1     Consent of Ernst & Young LLP, independent auditors.
 23.2     Consent of Davis Wright Tremaine LLP (included in its opinion filed as Exhibit 5.1).
 23.3     Consent of Foley & Lardner.
 24.1*    Powers of Attorney.

--------
 * Previously filed.
(1) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form S-1 (No. 33-4154).
(2) Incorporated by reference to exhibits to Registrant's Registration Statement on Form S-1 (No. 333-20855).
(3) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(4) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 10.
(5) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 8-A.

  (b) Financial Statement Schedules

  None.

  All schedules have been omitted since they are either not required, are not applicable, or the required information is shown in the financial statements or related notes.

ITEM 17. UNDERTAKINGS


  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Security Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SEATTLE, STATE OF WASHINGTON, ON OCTOBER 6, 1997.

                                          Cell Therapeutics, Inc.


                                          By: /s/ James A. Bianco, M.D.
                                             ----------------------------------
                                                  JAMES A. BIANCO, M.D.
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
                  *                    Chairman of the
-------------------------------------   Board and Director     October 6, 1997
         MAX E. LINK, PH.D.

    /s/ James A. Bianco, M.D.          President, Chief
-------------------------------------   Executive Officer      October 6, 1997
        JAMES A. BIANCO, M.D.           and Director

       /s/ Louis A. Bianco             Executive Vice
-------------------------------------   President, Finance     October 6, 1997
           LOUIS A. BIANCO              and Administration
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                  *                    Director
-------------------------------------                          October 6, 1997
        JACK W. SINGER, M.D.


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
                  *                     Director
-------------------------------------                          October 6, 1997
           JACK L. BOWMAN

                  *                     Director
-------------------------------------                          October 6, 1997
       JEREMY L. CURNOCK COOK

                  *                     Director
-------------------------------------                          October 6, 1997
       WILFRED E. JAEGER, M.D.

                  *                     Director
-------------------------------------                          October 6, 1997
         TERRENCE M. MORRIS

                  *                     Director
-------------------------------------                          October 6, 1997
    MARY O'NEIL MUNDINGER, D.P.H.

                  *                     Director
-------------------------------------                          October 6, 1997
     PHILLIP M. NUDELMAN, PH.D.

   *By: /s/ James A. Bianco, M.D.       Director
-------------------------------------                          October 6, 1997
        JAMES A. BIANCO, M.D.
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  1.1     Form of Underwriting Agreement between UBS Securities LLC,
           NationsBanc Montgomery Securities, Inc., Raymond James & Associates,
           Inc., and the Registrant.
  4.1(1)  Registrant's Restated Articles of Incorporation.
  4.2(1)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Establishing a Series of Preferred Stock (Series A
           Convertible Preferred Stock).
  4.3(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Reducing the Number of Authorized Shares of Series A
           Convertible Preferred Stock.
  4.4(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Establishing a Series of Preferred Stock (Series B
           Convertible Preferred Stock).
  4.5(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation Establishing a Series of Preferred Stock (Series C
           Preferred Stock).
  4.6(2)  Registrant's Articles of Amendment to Restated Articles of
           Incorporation of Cell Therapeutics, Inc. Effecting a Reverse Stock
           Split.
  4.7*    Registrant's Articles of Amendment to Restated Articles of
           Incorporation of Undesignating Series A and Series B Preferred
           Stock.
  4.8(3)  Registrant's Restated Bylaws.
  4.9(4)  Specimen Common Stock Certificate.
  4.10(5) Form of Rights Agreement dated as of November 11, 1996, between the
           Registrant and Harris Trust Company of California, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights
           to Purchase Preferred Stock as Exhibit B and the Form of Certificate
           of Designation of the Series C Preferred Stock as Exhibit C.
  5.1     Opinion of Davis Wright Tremaine LLP.
 23.1     Consents of Ernst & Young LLP, independent auditors.
 23.2     Consent of Davis Wright Tremaine LLP (included in its opinion filed as Exhibit 5.1).
 23.3     Consent of Foley & Lardner.
 24.1     Powers of Attorney.

--------
 * Previously filed.
(1) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form S-1 (No. 33-4154).
(2) Incorporated by reference to exhibits to Registrant's Registration Statement on Form S-1 (No. 333-20855).
(3) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(4) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 10.
(5) Incorporated by reference to exhibits to the Registrant's Registration Statement on Form 8-A.